Exhibit 99.1

USF Holding Corp.

Consolidated Financial Statements for the Fiscal Years ended December 28, 2013,

December 29, 2012 and December 31, 2011

USF Holding Corp.

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

USF Holding Corp.

Rosemont, Illinois

We have audited the accompanying consolidated balance sheets of USF Holding Corp. and subsidiaries (the “Company”) as of December 28, 2013 and December 29, 2012, and the related consolidated statements of comprehensive income (loss), shareholders’ equity, and cash flows for each of the three fiscal years in the period ended December 28, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of USF Holding Corp. and subsidiaries as of December 28, 2013 and December 29, 2012 and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 15, 2014

USF HOLDING CORP.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 28, 2013 AND DECEMBER 29, 2012

(in thousands)

	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$179,744	$242,457
Accounts receivable, less allowances of $25,151 and $25,606	1,225,719	1,216,612
Vendor receivables, less allowances of $2,661 and $3,669	97,361	93,025
Inventories—net	1,161,558	1,092,492
Prepaid expenses	75,604	74,499
Deferred taxes	13,557	8,034
Assets held for sale	14,554	23,193
Other current assets	6,644	10,194

Total current assets	2,774,741	2,760,506
PROPERTY AND EQUIPMENT—Net	1,748,495	1,706,388
GOODWILL	3,835,477	3,833,301
OTHER INTANGIBLES—Net	753,840	889,453
DEFERRED FINANCING COSTS	39,282	49,038
OTHER ASSETS	33,742	24,720

TOTAL ASSETS	$9,185,577	$9,263,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank checks outstanding	$185,369	$161,791
Accounts payable	1,181,452	1,239,790
Accrued expenses and other current liabilities	423,635	388,306
Current portion of long-term debt	35,225	48,926

Total current liabilities	1,825,681	1,838,813
LONG-TERM DEBT	4,735,248	4,764,899
DEFERRED TAX LIABILITIES	408,153	365,496
OTHER LONG-TERM LIABILITIES	334,808	479,642

Total liabilities	7,303,890	7,448,850

COMMITMENTS AND CONTINGENCIES (See Note 21)
TEMPORARY EQUITY (See Note 15)	37,923	38,190
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value—600,000 shares authorized	4,500	4,500
Additional paid-in capital	2,282,801	2,281,702
Accumulated deficit	(440,858)	(383,652)
Accumulated other comprehensive loss	(2,679)	(126,184)

Total shareholders’ equity	1,843,764	1,776,366

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,185,577	$9,263,406

See Notes to Consolidated Financial Statements.

USF HOLDING CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013, DECEMBER 29, 2012 AND DECEMBER 31, 2011

(in thousands)

	2013	2012	2011
NET SALES	$22,297,178	$21,664,921	$20,344,869
COST OF GOODS SOLD	18,474,039	17,971,949	16,839,850

Gross profit	3,823,139	3,692,972	3,505,019

OPERATING EXPENSES:
Distribution, selling and administrative costs	3,494,254	3,349,539	3,193,747
Restructuring and tangible asset impairment charges	8,386	8,923	71,892

Total operating expenses	3,502,640	3,358,462	3,265,639

OPERATING INCOME	320,499	334,510	239,380
INTEREST EXPENSE—Net	306,087	311,812	307,614
LOSS ON EXTINGUISHMENT OF DEBT	41,796	31,423	76,011

Loss before income taxes	(27,384)	(8,725)	(144,245)
INCOME TAX (PROVISION) BENEFIT	(29,822)	(42,448)	42,074

NET LOSS	(57,206)	(51,173)	(102,171)
OTHER COMPREHENSIVE INCOME (LOSS):
Changes in retirement benefit obligations, net of income tax	122,963	(14,160)	(17,629)
Changes in interest rate swap derivative, net of income tax	542	17,570	17,506

COMPREHENSIVE INCOME (LOSS)	$66,299	$(47,763)	$(102,294)

See Notes to Consolidated Financial Statements.

USF HOLDING CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013, DECEMBER 29, 2012 AND DECEMBER 31, 2011

(in thousands)

					Accumulated Other Comprehensive Income (Loss)

	Number of Common Shares	Common Shares at Par Value	Additional Paid-In Capital	Accumulated Deficit	Retirement Benefit Obligation	Interest Rate Swap Derivative	Total	Total Shareholders’ Equity
BALANCE—January 1, 2011	450,000	$4,500	$2,267,709	$(230,308)	$(93,853)	$(35,618)	$(129,471)	$1,912,430
Remeasurement charge for temporary equity redemption value	—	—	(272)	—	—	—	—	(272)
Share-based compensation expense	—	—	13,416	—	—	—	—	13,416
Changes in retirement benefit obligations, net of income tax	—	—	—	—	(17,629)	—	(17,629)	(17,629)
Changes in interest rate swap derivative, net of income tax	—	—	—	—	—	17,506	17,506	17,506
Other	—	—	(55)	—	—	—	—	(55)
Net loss	—	—	—	(102,171)	—	—	—	(102,171)

BALANCE—December 31, 2011	450,000	4,500	2,280,798	(332,479)	(111,482)	(18,112)	(129,594)	1,823,225
Remeasurement charge for temporary equity redemption value	—	—	(1,438)	—	—	—	—	(1,438)
Share-based compensation expense	—	—	2,342	—	—	—	—	2,342
Changes in retirement benefit obligations, net of income tax	—	—	—	—	(14,160)	—	(14,160)	(14,160)
Changes in interest rate swap derivative, net of income tax	—	—	—	—	—	17,570	17,570	17,570
Net loss	—	—	—	(51,173)	—	—	—	(51,173)

BALANCE—December 29, 2012	450,000	4,500	2,281,702	(383,652)	(125,642)	(542)	(126,184)	1,776,366
Remeasurement charge for temporary equity redemption value	—	—	(3,481)	—	—	—	—	(3,481)
Share-based compensation expense	—	—	4,580	—	—	—	—	4,580
Changes in retirement benefit obligations, net of income tax	—	—	—	—	122,963	—	122,963	122,963
Changes in interest rate swap derivative, net of income tax	—	—	—	—	—	542	542	542
Net loss	—	—	—	(57,206)	—	—	—	(57,206)

BALANCE—December 28, 2013	450,000	$4,500	$2,282,801	$(440,858)	$(2,679)	$—	$(2,679)	$1,843,764

See Notes to Consolidated Financial Statements.

USF HOLDING CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013, DECEMBER 29, 2012 AND DECEMBER 31, 2011

(in thousands)

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(57,206)	$(51,173)	$(102,171)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	388,188	355,892	342,732
Gain on disposal of property and equipment, net	(1,909)	(1,493)	(308)
Loss on extinguishment of debt	41,796	31,423	76,011
Tangible asset impairment charges	1,860	7,530	9,260
Amortization of deferred financing costs	18,071	18,052	18,913
Amortization of Senior Notes original issue premium	(3,330)	—	—
Deferred tax provision (benefit)	29,603	42,142	(41,600)
Share-based compensation expense	8,406	4,312	14,677
Provision for doubtful accounts	19,481	10,701	17,567
Changes in operating assets and liabilities, net of acquisitions of businesses:
Increase in receivables	(26,581)	(56,639)	(116,229)
(Increase) decrease in inventories	(65,427)	(214,998)	23,989
Increase in prepaid expenses and other assets	(16,486)	(758)	(6,281)
(Decrease) increase in accounts payable and bank checks outstanding	(32,411)	198,227	109,086
Increase (decrease) in accrued expenses and other current liabilities	18,197	(27,299)	59,557
Decrease in securitization restricted cash	—	—	13,964

Net cash provided by operating activities	322,252	315,919	419,167

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	(11,369)	(106,041)	(41,385)
Proceeds from sales of property and equipment	14,608	19,685	7,487
Purchases of property and equipment	(191,131)	(293,456)	(304,414)

Net cash used in investing activities	(187,892)	(379,812)	(338,312)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt refinancing	854,485	1,269,625	900,000
Proceeds from other borrowings	1,644,000	2,031,000	225,000
Redemption of senior notes	—	—	(1,064,159)
Payment for debt financing costs and fees	(29,376)	(35,088)	(29,569)
Principal payments on debt and capital leases	(2,278,311)	(2,983,567)	(339,287)
Repurchase of senior subordinated notes	(375,144)	(175,338)	—
Contingent consideration paid for acquisitions of businesses	(6,159)	—	—
Proceeds from common stock sales	1,850	761	9,960
Common stock repurchased	(8,418)	(3,734)	(3,222)

Net cash (used in) provided by financing activities	(197,073)	103,659	(301,277)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(62,713)	39,766	(220,422)
CASH AND CASH EQUIVALENTS—Beginning of year	242,457	202,691	423,113

CASH AND CASH EQUIVALENTS—End of year	$179,744	$242,457	$202,691

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest (net of amounts capitalized)	$298,915	$286,420	$229,553
Income taxes paid—net	209	369	418
Property and equipment purchases included in accounts payable	19,719	25,137	48,389
Capital lease additions	100,804	21,810	—
Contingent consideration payable for acquisitions of businesses	1,800	5,500	3,570
Payable for repurchase of common stock	1,006	—	—

See Notes to Consolidated Financial Statements.

USF HOLDING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 28, 2013 AND DECEMBER 29, 2012 AND FOR THE FISCAL YEARS ENDED

DECEMBER 28, 2013, DECEMBER 29, 2012 AND DECEMBER 31, 2011

1.	OVERVIEW AND BASIS OF PRESENTATION

USF Holding Corp., a Delaware corporation, and its consolidated subsidiaries is referred to here as “we,” “our,” “us,” “the Company,” or “USF.” USF conducts all of its operations through its wholly owned subsidiary US Foods, Inc. (“US Foods”). All of the indebtedness, as further described in Note 11 –Debt – is an obligation of US Foods, and its subsidiaries. US Foods Senior Notes due in 2019 as described below in Public Filer Status are traded over the counter and are not listed on any exchange.

Ownership—On July 3, 2007 (the “Closing Date”), USF, through a wholly owned subsidiary, and through a series of transactions, acquired all of our predecessor company’s common stock and certain related assets from Koninklijke Ahold N.V. (“Ahold”) for approximately $7.2 billion. USF is a corporation formed and controlled by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc. (“CD&R”), and Kohlberg Kravis Roberts & Co. (“KKR”), (collectively the “Sponsors”).

Proposed Acquisition by Sysco—On December 8, 2013, USF , entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sysco Corporation, a Delaware corporation (“Sysco”); Scorpion Corporation I, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco (“Merger Sub One”); and Scorpion Company II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sysco, through which Sysco will acquire USF (the “Acquisition”) on the terms and subject to the conditions set forth in the Merger Agreement. The aggregate purchase price will consist of $500 million in cash and approximately $3 billion in Sysco’s common stock, subject to possible downward adjustment pursuant to the Merger Agreement. The Acquisition is expected to close in the third quarter of 2014. It is subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). If the Merger Agreement is terminated because the required antitrust approvals cannot be obtained, or if the Acquisition does not close by a specified date as specified in the Merger Agreement, in certain circumstances Sysco will be required to pay USF a termination fee of $300 million.

Business Description—The Company through its subsidiary, US Foods, markets and distributes fresh, frozen and dry food and non-food products to foodservice customers throughout the United States. These include independently owned single and multi-location restaurants, regional concepts, national chains, hospitals, nursing homes, hotels and motels, country clubs, fitness centers, government and military organizations, colleges and universities, and retail locations.

Basis of Presentation—The Company operates on a 52-53 week fiscal year, with all periods ending on a Saturday. When a 53-week fiscal year occurs, we report the additional week in the fourth quarter. The fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011, are also referred to herein as fiscal years 2013, 2012 and 2011, respectively. The consolidated financial statements representing the 52-week fiscal year 2013 are for the period of December 30, 2012 through December 28, 2013. The consolidated financial statements representing the 52-week fiscal year 2012 are for the period of January 1, 2012 through December 29, 2012. The consolidated financial statements representing the 52-week fiscal year 2011 are for the period of January 2, 2011 through December 31, 2011.

Public Filer Status—During the fiscal second quarter 2013, our wholly owned subsidiary, US Foods completed the registration of $1,350 million aggregate principal amount of outstanding 8.5% Senior Notes due 2019 (“Senior Notes”) and became subject to rules and regulations of the Securities and Exchange Commission, including periodic and current reporting requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under. The Company did not receive any proceeds from the registration of the Senior Notes. USF is not a public filer and its common stock is not publicly traded.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—Consolidated financial statements include the accounts of USF and its 100% owned subsidiary, US Foods, and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates—Consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and the related notes. Actual results could differ from these estimates. The most critical estimates used in the preparation of the Company’s consolidated financial statements pertain to the valuation of goodwill, other intangible assets, property and equipment, accounts receivable-related allowance, vendor consideration, self-insurance programs, and income taxes.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with a maturity of three or fewer months to be cash equivalents.

Accounts Receivable—Accounts receivable primarily represent amounts due from customers in the ordinary course of business and are recorded at the invoiced amount and do not bear interest. Receivables are presented net of the allowance for doubtful accounts in the accompanying Consolidated Balance Sheets. The Company evaluates the collectability of its accounts receivable and determines the appropriate reserve for doubtful accounts based on a combination of factors. When we are aware of a customer’s inability to meet its financial obligation, a specific allowance for doubtful accounts is recorded, reducing the receivable to the net amount we reasonably expect to collect. In addition, allowances are recorded for all other receivables based on analyzing historic collection trends, write-offs and the aging of receivables. The Company uses specific criteria to determine uncollectible receivables to be written off, including bankruptcy, accounts referred to outside parties for collection, and accounts past due over specified periods. If the financial condition of the Company’s customers were to deteriorate, additional allowances may be required.

Vendor Consideration and Receivables—The Company participates in various rebate and promotional incentives with its suppliers, primarily through purchase-based programs. Consideration earned under these incentives is recorded as a reduction of inventory cost, as the Company’s obligations under the programs are fulfilled primarily when products are purchased. Consideration is typically received in the form of invoice deductions, or less often in the form of cash payments. Changes in the estimated amount of incentives earned are treated as changes in estimates and are recognized in the period of change.

Vendor consideration is typically deducted from invoices or collected in cash within 30 days of being earned, if not sooner. Vendor receivables primarily represent the uncollected balance of the vendor consideration. Due to the process of primarily collecting the consideration by deducting it from the amounts due to the vendor, the Company does not experience significant collectability issues. The Company evaluates the collectability of its vendor receivables based on specific vendor information and vendor collection history.

Inventories —The Company’s inventories—consisting mainly of food and other foodservice-related products—are considered finished goods. Inventory costs include the purchase price of the product and freight charges to deliver it to the Company’s warehouses, and are net of certain cash or non-cash consideration received from vendors (see “Vendor Consideration and Receivables”). The Company assesses the need for valuation allowances for slow-moving, excess and obsolete inventories by estimating the net recoverable value of such goods based upon inventory category, inventory age, specifically identified items and overall economic conditions.

The Company records inventories at the lower of cost or market using the last-in, first-out (“LIFO”) method. The base year values of beginning and ending inventories are determined using the inventory price index computation method. This “links” current costs to original costs in the base year when the Company adopted LIFO. At December 28, 2013 and December 29, 2012, the LIFO balance sheet reserves were $148 million and $136 million, respectively. As a result of changes in LIFO reserves, cost of goods sold increased $12 million, $13 million and $59 million for fiscal years 2013, 2012 and 2011, respectively.

Property and Equipment—Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to 40 years. Property and equipment under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the remaining terms of the leases or the estimated useful lives of the assets.

Routine maintenance and repairs are charged to expense as incurred. Applicable interest charges incurred during the construction of new facilities or development of software for internal use are capitalized as one of the elements of cost and are amortized over the useful life of the respective assets.

Property and equipment held and used by the Company are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. For purposes of evaluating the recoverability of property and equipment, the Company compares the carrying value of the asset or asset group to the estimated, undiscounted future cash flows expected to be generated by the long-lived asset or asset group. If the future cash flows included in a long-lived asset recoverability test do not exceed the carrying value, the carrying value is compared to the fair value of such asset. If the carrying value exceeds the fair value, an impairment charge is recorded for the excess.

The Company also assesses the recoverability of its closed facilities actively marketed for sale. If a facility’s carrying value exceeds its fair value, less an estimated cost to sell, an impairment charge is recorded for the difference. Assets held for sale are not depreciated.

Impairments are recorded as a component of Restructuring and tangible asset impairment charges in the Consolidated Statements of Comprehensive Income (Loss), as well as in a reduction of the assets’ carrying value in the Consolidated Balance Sheets. See Note 13 – Restructuring and Tangible Asset Impairment Charges for a discussion of our long-lived asset impairment charges.

Goodwill and Other Intangible Assets—Goodwill and Other intangible assets include the cost of the acquired business in excess of the fair value of the net tangible assets recorded in connection with acquisitions. Other intangible assets include customer relationships, the brand names comprising our portfolio of exclusive brands, and trademarks. As required, we assess Goodwill and Other intangible assets with indefinite lives for impairment annually, or more frequently if events occur that indicate an asset may be impaired. For goodwill and indefinite-lived intangible assets, our policy is to assess for impairment at the beginning of each fiscal third quarter. For other intangible assets with finite lives, we assess for impairment only if events occur that indicate that the carrying amount of an asset may not be recoverable. All goodwill is assigned to the consolidated Company as the reporting unit.

Self-Insurance Programs—The Company accrues estimated liability amounts for claims covering general liability, fleet liability, workers’ compensation, and group medical insurance programs. The amounts in excess of certain levels are fully insured. The Company accrues its estimated liability for the self-insured medical insurance program, including an estimate for incurred but not reported claims, based on known claims and past claims history. The Company accrues an estimated liability for the general liability, fleet liability and workers’ compensation programs. This is based on an assessment of exposure related to known claims and incurred but not reported claims, as applicable. The inherent uncertainty of future loss projections could cause actual claims to differ from our estimates. These accruals are included in Accrued expenses and Other long-term liabilities in the Consolidated Balance Sheets.

Share-Based Compensation—Certain employees participate in the 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates, as amended (“Stock Incentive Plan”), which allows purchases of shares of USF common stock, grants of restricted stock and restricted stock units of USF, and grants of options exercisable in USF common stock. The Company measures compensation expense for stock-based option awards at fair value at the date of grant, and it recognizes compensation expense over the service period for stock-based awards expected to vest. USF contributes shares to its subsidiary, US Foods for employee purchases and upon exercise of options or grants of restricted stock and restricted stock units.

Common Stock— Common stock is held primarily by our Sponsors and also members of management and key employees. Total common shares issued and outstanding were 457,023,499, and 457,482,158 at December 28, 2013 and December 29, 2012 respectively.

Temporary Equity— Temporary equity is a security with redemption features that are outside the control of the issuer, is not classified as an asset or liability in conformity with GAAP, and is not mandatorily redeemable. In contrast to common stock owned by the Sponsors, common stock owned by management and certain employees give the holder, via the management stockholder’s agreement, the right to require the Company to repurchase all of his or her restricted common stock in the event of a termination of employment due to death or disability. Since this redemption feature, or put option, is outside of the control of the Company, the value of the shares is shown outside of permanent equity as temporary equity. In addition to the value of the common stock held, stock-based awards with similar underlying common stock are also recorded in temporary equity. Temporary equity includes values for common stock issuances to management and certain employees, vested restricted shares, vested restricted stock units (“RSUs”) and vested stock option awards. Until the redemption feature becomes probable, the amount shown in temporary equity is the intrinsic value of the applicable common stock at issuance and the intrinsic value of stock-based awards at grant date. Because the Company grants stock option awards at fair value, the intrinsic value related to vested stock option awards is zero. Once redemption is deemed probable, if the intrinsic value is different than the current redemption value, the amount shown in temporary equity is adjusted to the current redemption value through a reclassification from/to additional paid-in capital. As of the balance sheet dates presented, there is no value from vested stock option awards recorded in temporary equity since the intrinsic value at the date of grant was zero and redemption is not probable.

Management Loans—Under the management stockholder’s agreement, employees can finance common stock purchases with full recourse notes due to the Company. The balance of these notes is recorded as a reduction to temporary equity. Generally, the notes are short-term in nature and are paid back in cash; however, certain employees have repaid balances due on their notes by selling back common stock to the Company.

Business Acquisitions—The Company accounts for business acquisitions under the acquisition method, in which assets acquired and liabilities assumed are recorded at fair value as of the date of acquisition. The operating results of the acquired companies are included in the Company’s consolidated financial statements from the date of acquisition.

Revenue Recognition—The Company recognizes revenue from the sale of product when the title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. The Company grants certain customers sales incentives—such as rebates or discounts—and treats these as a reduction of sales at the time the sale is recognized. Sales taxes invoiced to customers and remitted to governmental authorities are excluded from net sales.

Cost of Goods Sold—Cost of goods sold includes amounts paid to manufacturers for products sold, net of vendor consideration, plus the cost of transportation to bring the products to the Company’s distribution facilities. Cost of goods sold excludes depreciation and amortization—as the Company acquires its inventories generally in a complete and salable state—and includes warehousing related costs in distribution, selling and administrative costs. The amounts presented for Cost of goods sold may not be comparable to similar measures disclosed by other companies, because not all companies calculate Cost of goods sold in the same manner.

Shipping and Handling Costs—Shipping and handling costs—which include costs related to the selection of products and their delivery to customers—are recorded as a component of Distribution, selling and administrative costs. Shipping and handling costs were $1.5 billion, $1.5 billion and $1.4 billion for fiscal years 2013, 2012 and 2011, respectively.

Income Taxes—The Company accounts for income taxes under the asset and liability method. This requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income during the period that includes the enactment date. Net deferred tax assets are recorded to the extent the Company believes these assets will more likely than not be realized.

An uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Uncertain tax positions are recorded at the largest amount that is more likely than not to be sustained. The Company adjusts the amounts recorded for uncertain tax positions when its judgment changes, as a result of evaluating new information not previously available. These differences are reflected as increases or decreases to income tax expense in the period in which they are determined.

Derivative Financial Instruments—The Company has used interest rate swap agreements from time to time to manage its exposure to interest rate movements on its variable-rate term loan obligation. The Company does not use financial instruments or derivatives for trading or other speculative purposes. The interest rate swap derivatives at December 29, 2012 were recorded in its Consolidated Balance Sheets at fair value. The interest rate swap derivatives expired in January 2013.

In the normal course of business, the Company enters into forward purchase agreements to procure fuel, electricity and product commodities related to its business. These agreements often meet the definition of a derivative. However, in these cases, the Company has elected to apply the normal purchase and sale exemption available under derivatives accounting literature, and these agreements are not recorded at fair value.

Concentration Risks—Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company’s cash equivalents are invested primarily in money market funds at major financial institutions. Credit risk related to accounts receivable is dispersed across a larger number of customers located throughout the United States. The Company attempts to reduce credit risk through initial and ongoing credit evaluations of its customers’ financial condition. There were no receivables from any one customer representing more than 5% of our consolidated gross accounts receivable at December 28, 2013 and December 29, 2012.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exist. This update requires an entity to present an unrecognized tax benefit—or a portion of an unrecognized tax benefit—in the financial statements as a reduction to a deferred tax asset for a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward except when 1) an NOL carryforward, a similar tax loss, or a tax credit carryforward is not available as of the reporting date under the governing tax law to settle taxes that would result from the disallowance of the tax position; 2) the entity does not intend to use the deferred tax asset for this purpose (provided that the tax law permits a choice). If either of these conditions exists, an entity should present an unrecognized tax benefit in the financial statements as a liability and should not net the unrecognized tax benefit with a deferred tax asset. Additional recurring disclosures are not required because the ASU does not affect the recognition, measurement or tabular disclosure of uncertain tax positions. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2013, with early adoption permitted. The adoption of this guidance in fiscal year 2014 is not expected to affect the Company’s financial statements and related disclosures as it currently presents unrecognized tax benefits in its financial statements as a reduction of deferred tax assets.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This update requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present—either on the face of the financial statements or in the notes—significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. The update does not change the items reported in other comprehensive income, or when an item of other comprehensive income is reclassified to net income. As this guidance only revises the presentation and disclosures related to the reclassification of items out of accumulated other comprehensive income, the Company’s adoption of this guidance in the first quarter of 2013 did not affect its financial position, results of operations or cash flows. See Note 18—Reclassifications Out of Accumulated Other Comprehensive Loss, which presents the disclosures required by this update.

4.	FAIR VALUE MEASUREMENTS

The Company follows the accounting standards for fair value, whereas fair value is a market-based measurement, not an entity-specific measurement. The Company’s fair value measurements are based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, fair value accounting standards establish a fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—observable inputs, such as quoted prices in active markets

•	Level 2—observable inputs other than those included in Level 1, such as quoted prices for similar assets and liabilities in active or inactive markets that are observable either directly or indirectly, or other inputs that are observable or can be corroborated by observable market data

•	Level 3—unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. Any transfers of assets or liabilities between Level 1, Level 2, and Level 3 of the fair value hierarchy will be recognized as of the end of the reporting period in which the transfer occurs. There were no transfers between fair value levels in any of the periods presented below.

The Company’s assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 28, 2013 and December 29, 2012 aggregated by the level in the fair value hierarchy within which those measurements fall, are as follows (in thousands):

Description	Level 1	Level 2	Level 3	Total
Recurring fair value measurements:
Money market funds	$64,100	$—	$—	$64,100

Balance at December 28, 2013	$64,100	$—	$—	$64,100

Interest rate swap derivative liability	$—	$(2,034)	$—	$(2,034)

Balance at December 29, 2012	$—	$(2,034)	$—	$(2,034)

Nonrecurring fair value measurements:
Assets held for sale	$—	$—	$10,930	$10,930

Balance at December 28, 2013	$—	$—	$10,930	$10,930

Assets held for sale	$—	$—	$23,400	$23,400
Property and equipment	—	—	3,361	3,361
Contingent consideration payable for business acquisitions	—	—	5,500	5,500

Balance at December 29, 2012	$—	$—	$32,261	$32,261

Recurring Fair Value Measurements

Derivative Instruments

The Company’s objective in using interest rate swap agreements from time-to-time was to manage its exposure to interest rate movements on its variable-rate term loan obligation. In 2008, the Company entered into three interest rate swaps to hedge the variable cash flows associated with a former variable-rate term loan (the “Amended 2007 Term Loan”). The interest rate swaps, designated as cash flow hedges of interest rate risk, expired in January 2013.

At December 29, 2012, the Company recorded its interest rate swap derivatives in its Consolidated Balance Sheet at fair value. Fair value was estimated based on projections of cash flows and future interest rates. The determination of fair value included the consideration of any credit valuation adjustments necessary, giving consideration to the creditworthiness of the respective counterparties or the Company, as appropriate. The fair value of the interest rate swap derivative financial instruments, classified under Level 2 of the fair value hierarchy at December 29, 2012 was $2 million. The interest rate swap derivative financial instruments were included in the Company’s Consolidated Balance Sheets in Accrued expenses and other current liabilities.

The Company reclassified $1 million from Accumulated other comprehensive loss as an increase to Interest expense when the 2008 interest rate swaps expired in January 2013, and it recognized interest income of $1 million related to the ineffective portion of the interest rate swap derivatives.

The effect of the Company’s interest rate swap derivative financial instruments in the Consolidated Statements of Comprehensive Income (Loss) for fiscal years 2013 and 2012 is as follows (in thousands):

Effect of Interest Rate Swap Derivative Instruments in the Consolidated Statements of Comprehensive Income (Loss)
Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in Other Comprehensive Income (Loss) on Derivative (Effective Portion), net of tax	Location of Loss Reclassified From Accumulated Other Comprehensive Loss	Amount of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective portion), net of tax	Location of Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Income (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
For fiscal year 2013:
Interest rate swap derivative	$(255)	Interest expense—net	$(797)	Interest expense—net	$645

For fiscal year 2012:
Interest rate swap derivative	$(1,479)	Interest expense—net	$(19,049)	Interest expense—net	$(645)

Money Market Funds

Money market funds include highly liquid investments with an original maturity of three or fewer months. They are valued using quoted market prices in active markets and are classified under Level 1 within the fair value hierarchy. The Company had money market funds of $64 million and $0 at December 28, 2013 and December 29, 2012, respectively.

Nonrecurring Fair Value Measurements

Property and Equipment

Property and equipment held and used by the Company are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The Company estimates the fair value of various property and equipment assets for purposes of recording necessary impairment charges. Fair value is estimated by the Company based on information received from real estate brokers. No impairments to the Company’s property, plant and equipment were recognized during 2013. During 2012, the Company recorded $5 million of tangible asset impairment charges for property and equipment not classified as Assets held for sale, which reduced the carrying value of these assets to estimated fair value.

The Company is required to record Assets held for sale at the lesser of the depreciated carrying amount or estimated fair value less costs to sell. During 2013 and 2012, certain Assets held for sale were adjusted to equal their estimated fair value, less costs to sell, resulting in a $2 million intangible asset impairment charge in each of these years. Fair value was estimated by the Company based on information received from real estate brokers. The amounts included in the tables above, classified under Level 3 within the fair value hierarchy, represent the estimated fair values of those property and equipment that became the new carrying amounts at the time the impairments were recorded.

Other Fair Value Measurements

The carrying value of cash, restricted cash, accounts receivable, bank checks outstanding, trade accounts payable, and accrued expenses approximate their fair values, due to their short-term maturities.

The fair value of total debt approximated $4.9 billion compared to its aggregate carrying value of $4.8 billion as of December 28, 2013 and as of December 29, 2012. Fair value of the Company’s debt is primarily classified under Level 3 of the fair value hierarchy, with fair value estimated based upon a combination of the cash flows expected to be generated under these debt facilities, interest rates that are currently available to the Company for debt with similar terms, and estimates of the Company’s overall credit risk. The fair value of the Company’s 8.5% Senior Notes is classified under Level 2 of the fair value hierarchy, with fair value based on the closing market price at the end of the reporting period, and estimated at $1.5 billion as of December 28, 2013.

5.	ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of the activity in the allowance for doubtful accounts for the last three fiscal years is as follows (in thousands):

	2013	2012	2011
Balance at beginning of year	$25,606	$35,100	$36,904
Charged to costs and expenses	19,481	10,701	17,156
Customer accounts written off—net of recoveries	(19,936)	(20,195)	(18,960)

Balance at end of year	$25,151	$25,606	$35,100

This table does not include the vendor receivable related allowance for doubtful accounts of $3 million, $4 million and $5 million at December 28, 2013, December 29, 2012 and December 31, 2011, respectively.

6.	ACCOUNTS RECEIVABLE FINANCING PROGRAM

Under its accounts receivable financing program (“2012 ABS Facility”)- which replaced the Company’s prior accounts receivable securitization program-, our subsidiary, US Foods and certain of its subsidiaries sell—on a revolving basis—their eligible receivables to a 100% owned, special purpose, bankruptcy remote subsidiary (the “Receivables Company”). This subsidiary, in turn, grants a continuing security interest in all of its rights, title and interest in the eligible receivables to the administrative agent for the benefit of the lenders (as defined by the 2012 ABS Facility). The Company consolidates the Receivables Company and, consequently, the transfer of the receivables is a transaction internal to the Company and the receivables have not been derecognized from the Company’s Consolidated Balance Sheets. On a daily basis, cash from accounts receivable collections is remitted to the Company as additional eligible receivables are sold to the Receivables Company. If, on a weekly settlement basis, there are not sufficient eligible receivables available as collateral, the Company is required to either provide cash collateral to cover the shortfall or, in lieu of providing cash collateral to cover the shortfall, it can pay down its borrowings on the 2012 ABS Facility. Due to sufficient eligible receivables available as collateral, no cash collateral was held at December 28, 2013 or December 29, 2012.

The maximum capacity under the 2012 ABS Facility is $800 million. Borrowings under the 2012 ABS Facility were $686 million as of December 28, 2013 and December 29, 2012. Included in the Company’s accounts receivable balance as of December 28, 2013 and December 29, 2012, was $930 million and $918 million, respectively, of receivables held as collateral in support of the 2012 ABS Facility. See Note 11—Debt for a further description of the 2012 ABS Facility.

7.	RESTRICTED CASH

At December 28, 2013 and December 29, 2012, the Company had $7 million of restricted cash included in its Consolidated Balance Sheets in Other assets. This restricted cash primarily represented security deposits and escrow amounts related to certain properties collateralizing the commercial mortgage-backed securities loan facility (“CMBS Fixed Facility”). See Note 11—Debt.

8.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 28, 2013	December 29, 2012	Range of Useful Lives
Land	$287,385	$286,758
Buildings and building improvements	1,052,355	1,013,792	10–40 years
Transportation equipment	586,376	487,858	5–10 years
Warehouse equipment	278,732	263,388	5–12 years
Office equipment, furniture and software	532,389	446,875	3–7 years
Construction in process	104,717	97,556

	2,841,954	2,596,227
Less accumulated depreciation and amortization	(1,093,459)	(889,839)

Property and equipment—net	$1,748,495	$1,706,388

Transportation equipment included $94 million of capital lease assets at December 28, 2013, and zero at December 29, 2012. Buildings and building improvements included $33 million and $32 million of capital lease assets at December 28, 2013 and December 29, 2012, respectively. Accumulated amortization of capital lease assets was $14 million and $4 million at December 28, 2013 and December 29, 2012, respectively. Interest capitalized was $2 million in 2013 and $1 million in 2012.

Depreciation and amortization expense of property and equipment—including amortization of capital lease assets—was $240 million, $217 million and $208 million for the fiscal years 2013, 2012 and 2011, respectively.

9.	GOODWILL AND OTHER INTANGIBLES

Goodwill and other intangible assets include the cost of acquired businesses in excess of the fair value of the tangible net assets recorded in connection with acquisitions. Other intangible assets include customer relationships, the brand names comprising our portfolio of exclusive brands, and trademarks. Brand names and trademarks are indefinite-lived intangible assets and, accordingly, are not subject to amortization.

Customer relationship intangible assets have definite lives, so they are carried at the acquired fair value less accumulated amortization. Customer relationship intangible assets are amortized on a straight-line basis over the estimated useful lives (four to 10 years) and amortization expense was $147 million, $139 million and $135 million for the fiscal years ended 2013, 2012 and 2011, respectively. The 2013 business acquisition customer relationship intangible asset is being amortized on a straight-line basis over four years. The weighted-average remaining useful life of all customer relationship intangibles was approximately three years at December 28, 2013. Amortization of these customer relationship assets is estimated to be $150 million in 2014, $147 million in 2015, $140 million in 2016, and $63 million in 2017. The 2013 business acquisition noncompete agreement intangible asset is being amortized on a straight-line basis over five years. Amortization of this intangible asset is estimated to be $0.2 million annually through 2017 and $0.1 million in 2018.

Goodwill and other intangibles, net, consisted of the following (in thousands):

	December 28, 2013	December 29, 2012
Goodwill	$3,835,477	$3,833,301

Customer relationships—amortizable:
Gross carrying amount	$1,377,663	$1,366,056
Accumulated amortization	(877,396)	(729,403)

Net carrying value	500,267	636,653

Noncompete agreement—amortizable:
Gross carrying amount	800	—
Accumulated amortization	(27)	—

Net carrying value	773	—

Brand names and trademarks—not amortizing	252,800	252,800

Total other intangibles—net	$753,840	$889,453

The 2013 increase in goodwill is attributable to the finalization of the purchase price of a 2012 business acquisition. The net increase in customer relationships during 2013 is attributable to the 2013 business acquisition. The noncompete agreement is related to the 2013 business acquisition.

We completed the annual impairment assessment for goodwill, and our portfolio of brand names and trademarks, the indefinite-lived intangible assets, on June 30, 2013, the first day of our fiscal third quarter, with no impairments noted. Our assessment used a discounted cash flow analysis, comparative market multiples, and comparative market transaction multiples to determine the fair value of the reporting unit for comparison to the corresponding carrying value. If the carrying value of the reporting unit exceeds its fair value, we must then perform a comparison of the implied fair value of goodwill with its carrying value. If the carrying value of the goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess. Based upon our 2013 annual impairment analysis, we believe the fair value of the Company’s single reporting unit exceeded its carrying value. Our fair value estimates of the brand name and trademark indefinite-lived intangible assets are based on a discounted cash flow analysis. Due to the many variables inherent in estimating fair value and the relative size of the recorded indefinite-lived intangible assets, differences in assumptions may have a material effect on the results of our impairment analysis.

10.	ASSETS HELD FOR SALE

The Company classifies its closed facilities as Assets held for sale at the time management commits to a plan to sell the facility and it is unlikely the plan will be changed, the facility is actively marketed and available for immediate sale, and the sale is expected to be completed within one year. Due to market conditions, certain facilities may be classified as Assets held for sale for more than one year as the Company continues to actively market the facilities at reasonable prices. For all properties held for sale, the Company has exited operations from the facilities and, thus, the properties are no longer productive assets. Further, the Company has no history of changing its plan to dispose of a facility once the decision has been made. At December 28, 2013 and at December 29, 2012, $10 million and $12 million, respectively, of closed facilities were included in Assets held for sale for more than one year.

The changes in Assets held for sale for fiscal years 2013 and 2012 were as follows (in thousands):

	2013	2012
Balance at beginning of year	$23,193	$30,405
Transfers in	4,193	11,804
Assets sold	(10,972)	(16,526)
Tangible asset impairment charges	(1,860)	(2,490)

Balance at end of the year	$14,554	$23,193

During 2013, the Company reclassified an idle facility to Assets held for sale. Additionally, it sold four facilities previously classified as Assets held for sale for net proceeds of $11 million, which approximated their carrying values.

During 2012, the Company reclassified $12 million of property and equipment from three facilities closed in 2012 and one facility closed in 2011 to Assets held for sale, and sold four facilities previously classified as Assets held for sale for net proceeds of $17 million. The Company recognized a net gain on sold facilities of $1 million in 2012.

As discussed in Note 4—Fair Value Measurements, during 2013 and 2012, certain Assets held for sale were adjusted to equal their estimated fair value, less costs to sell. This resulted in tangible asset impairment charges of $2 million in fiscal 2013 and 2012.

11.	DEBT

The Company’s debt consisted of the following (in thousands):

Debt Description	Contractual Maturity	Interest Rate at December 28, 2013	December 28, 2013	December 29, 2012
ABL Facility	May 11, 2016	3.66%	$20,000	$170,000
2012 ABS Facility	August 27, 2015	1.46	686,000	686,000
Amended 2011 Term Loan	March 31, 2019	4.50	2,094,750	—
2011 Term Loan	—	—	—	418,625
Amended 2007 Term Loan	—	—	—	1,684,086
CMBS Fixed Facility	August 1, 2017	6.38	472,391	472,391
CMBS Floating Facility	—	—	—	—
Senior Notes	June 30, 2019	8.50	1,350,000	975,000
Senior Subordinated Notes	—	—	—	355,166
Obligations under capital leases	2019-2025	4.39–6.25	116,662	31,075
Other debt	2018-2031	5.75–9.00	12,359	12,966

Total debt			4,752,162	4,805,309
Add unamortized premium			18,311	8,516
Less current portion of long-term debt			(35,225)	(48,926)

Long-term debt			$4,735,248	$4,764,899

As of December 28, 2013, $1,951 million of the total debt was at a fixed rate and $2,801 million was at a floating rate.

Principal payments to be made on outstanding debt as of December 28, 2013, were as follows (in thousands):

2014	$35,225
2015	727,265
2016	56,857
2017	510,139
2018	38,684
Thereafter	3,383,992

$4,752,162

Revolving Credit Agreement

The Company’s asset backed senior secured revolving loan facility (“ABL Facility”) provides for loans of up to $1,100 million, with its capacity limited by borrowing base calculations. As of December 28, 2013, the Company had $20 million of outstanding borrowings and had issued Letters of Credit totaling $293 million under the ABL Facility. Outstanding Letters of Credit included 1) $93 million issued in favor of Ahold to secure their contingent exposure under guarantees of our obligations with respect to certain leases, 2) $183 million issued in favor of certain commercial insurers securing our obligations with respect to our self-insurance program, and 3) letters of credit of $17 million for other obligations. There was available capacity on the ABL Facility of $787 million at December 28, 2013, according to the borrowing base calculation. As of December 28, 2013, on borrowings up to $75 million, the Company can periodically elect to pay interest at Prime plus 2.5% or LIBOR plus 3.5%. On borrowings in excess of $75 million, the Company can periodically elect to pay interest at Prime plus 1.25% or LIBOR plus 2.25%. The ABL facility also carries letter of credit fees of 2.25% and an unused commitment fee of 0.38%. The Company anticipates repaying all or substantially all of the outstanding ABL borrowings at times during the next 12 months, and re-borrowing funds under the facility, as needed. The Company expects its borrowing base capacity will exceed its ABL facility borrowing needs at all times during the next 12 months and, accordingly, it has included these borrowings in long-term debt in its Consolidated Balance Sheets at December 28, 2013. The weighted-average interest rate for the ABL Facility was 3.50% for 2013 and 3.15% for 2012.

Accounts Receivable Financing Program

Under the 2012 ABS Facility,—which replaced the Company’s prior accounts receivable securitization—our subsidiary, US Foods and certain of its subsidiaries sell—on a revolving basis—their eligible receivables to a 100% owned, special purpose, bankruptcy remote subsidiary of the Company (the “Receivables Company”). This subsidiary, in turn, grants a continuing security interest in all of its rights, title and interest in the eligible receivables to the administrative agent for the benefit of the lenders (as defined by the 2012 ABS Facility). The maximum capacity under the 2012 ABS Facility is $800 million. Borrowings under the 2012 ABS Facility were $686 million at December 28, 2013 and December 29, 2012. The Company, at its option, can request additional 2012 ABS Facility borrowings up to the maximum commitment, provided sufficient eligible receivables are available as collateral. The portion of the loan held by the lenders who fund the loan with commercial paper bears interest at the lender’s commercial paper rate, plus any other costs associated with the issuance of commercial paper, plus 1.25% and an unused commitment fee of 0.35%. The portion of the loan held by lenders that do not fund the loan with commercial paper bears interest at LIBOR plus 1.25% and an unused commitment fee of 0.35%. See Note 6—Accounts Receivable Financing Program for a further description of the Company’s Accounts Receivable Financing Program. The weighted-average interest rate for the 2012 ABS Facility was 1.55% for 2013 and 1.57% for 2012.

The 2012 ABS Facility replaced the Company’s former ABS facility. See “Debt Refinancing Transactions” discussed below.

Term Loan Agreement

The Company’s senior secured term loan (“Amended 2011 Term Loan”) consisted of a senior secured term loan with outstanding borrowings of $2,095 million at December 28, 2013. The Amended 2011 Term Loan bears interest equal to Prime plus 2.5%, or LIBOR plus 3.5%, with a LIBOR floor of 1.0%, based on a periodic election of the interest rate by the Company. Principal repayments of $5 million are payable quarterly with the balance at maturity. The Amended 2011 Term Loan may require mandatory repayments if certain assets are sold, or based on excess cash flow generated by the Company, as defined in the agreement. At December 28, 2013, entities affiliated with KKR held $287 million of the Company’s Amended 2011 Term Loan debt. The interest rate for all borrowings on the Amended 2011 Term Loan was 4.5%—the LIBOR floor of 1.0% plus 3.5%—for all periods in 2013.

The term loan agreement was amended during 2013 and 2012. See “Debt Refinancing Transactions” discussed below.

Other Debt

The CMBS Fixed Facility provides financing of $472 million and is secured by mortgages on 38 properties, consisting primarily of distribution centers. The CMBS Fixed Facility bears interest at 6.38%.

The unsecured Senior Notes with outstanding principal of $1,350 million and $975 million at December 28, 2013 and December 29, 2012, respectively, bear interest at 8.5%. There was unamortized original issue premium associated with the Senior Notes issuances of $18 million and $9 million at December 28, 2013 and December 29, 2012, respectively. This is amortized as a decrease to Interest expense over the remaining life of the debt facility. As of December 28, 2013, entities affiliated with KKR held $2 million of the Company’s Senior Notes.

Effective December 19, 2013, upon consent of the note holders, the Senior Notes Indenture was amended so that the proposed Acquisition will not constitute a “Change of Control,” as defined in the Indenture. In the event of a “Change of Control,” the holders of the Senior Notes would have the right to require the Company to repurchase all or any part of their notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. If the Acquisition is terminated under terms of the agreement—or not completed by September 8, 2015—the Senior Notes Indenture will revert to its original terms. See Note 14—Related Party Transactions for a discussion of Senior Notes Indenture amendment fees paid by Sysco, and Note 1—Proposed Acquisition by Sysco.

Obligations under capital leases consist of amounts due for transportation equipment and building leases.

Debt Refinancing Transactions

Since 2011, we have entered into a series of transactions to refinance our debt facilities and extend debt maturity dates, including the following transactions:

2013 Refinancing

•	In June 2013, the Company refinanced its term loan agreements. The aggregate principal outstanding of the 2011 Term Loan was increased to $2,100 million, and the maturity date of the loan facility was extended from March 31, 2017 to March 31, 2019. The Amended 2011 Term Loan facility refinanced an aggregate of $2,091 million in principal under the Company’s Amended 2007 Term Loan and 2011 Term Loan facilities. Continuing lenders refinanced an aggregate of $1,634 million in principal of Term Loan debt. They also purchased $371 million in principal of Term Loan debt from lenders electing not to participate in, or electing to decrease their holdings in, the Amended 2011 Term Loan facility. Additionally, the Company sold $95 million in principal of the Amended 2011 Term Loan to new lenders.

The Company performed an analysis by creditor to determine if the terms of the Amended 2011 Term Loan were substantially different from the previous term loan facilities. Based upon the analysis, it was determined that continuing lenders holding a significant portion of the Amended 2011 Term Loan had terms that were substantially different from their original loan agreements. As a result, this portion of the transaction was accounted for as an extinguishment of debt and the contemporaneous acquisition of new debt. Lenders holding the remaining portion of the Amended 2011 Term Loan had terms that were not substantially different from their original loan agreements and, as a consequence, this portion of the transaction was accounted for as a debt modification as opposed to an extinguishment of debt.

•	In January 2013, the Company redeemed the remaining $355 million in aggregate principal amount of its 11.25% Senior Subordinated Notes (“Senior Subordinated Notes”) due June 30, 2017. This was done at a price equal to 105.625% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest to the redemption date. An entity affiliated with CD&R held all of the redeemed Senior Subordinated Notes. To fund the redemption of these notes, the Company issued $375 million in principal amount of its Senior Notes at a price equal to 103.5% of the principal amount, for gross proceeds of $388 million.

The 2013 refinancing resulted in a loss on extinguishment of debt of $42 million. That consisted of a $20 million Senior Subordinated Notes early redemption premium, a write-off of $13 million of unamortized debt issuance costs related to the old debt facilities, and $9 million of lender fees and third party costs related to these transactions. Unamortized debt issuance costs of $6 million related to the portion of the Term Loan refinancing accounted for as a debt modification will be carried forward and amortized through March 31, 2019—the maturity date of the Amended 2011 Term Loan.

2012 Refinancing

•	In 2012, the Company entered into two transactions to amend its 2007 Term Loan, originally scheduled to mature on July 3, 2014. Holders of $1,691 million in principal of the 2007 Term Loan consented to extend the maturity date from July 3, 2014, to March 31, 2017. The Company repaid $249 million in principal of the 2007 Term Loan to lenders not consenting to extend their term loan holdings. The transactions did not require repayment and the receipt of new proceeds for the $1,691 million of extended 2007 Term Loan principal.

We performed an analysis by creditor to determine if the terms of the Amended 2007 Term Loan were substantially different from the previous facility. Continuing lenders holding a significant portion of the Amended 2007 Term Loan had terms that were substantially different from their original loan agreements. As a result, this portion of the transaction was accounted for as an extinguishment of debt and the contemporaneous acquisition of new debt. Lenders holding the remaining portion of the Amended 2007 Term Loan had terms that were not substantially different from their original loan agreements. As a consequence, this portion of the transaction was accounted for as a debt modification as opposed to an extinguishment of debt.

•	In December 2012, the Company redeemed $166 million in principal of its Senior Subordinated Notes with proceeds from the issuance of $175 million in principal of Senior Notes. The Senior Notes were issued at 101.5% for gross proceeds of $178 million. An entity affiliated with CD&R held all of the redeemed Senior Subordinated Notes.

•	In August 2012, the Company entered into a new ABS loan facility: the 2012 ABS Facility. The Company borrowed $686 million under the 2012 ABS Facility and used the proceeds to repay all amounts due on its previous ABS Facility. A portion of the lenders under the 2012 ABS Facility were also lenders under the previous ABS Facility. Since the terms of the 2012 ABS Facility were not substantially different from the previous facility, the portion of the 2012 ABS Facility pertaining to those continuing lenders was accounted for as a debt modification versus an extinguishment of debt.

The 2012 refinancing resulted in a loss on extinguishment of debt of $31 million. This consisted of $12 million of lender fees and third party costs related to the transactions, a write-off of $10 million of unamortized debt issuance costs related to the old debt facilities, and a $9 million Senior Subordinated Notes early redemption premium.

2011 Refinancing

In May 2011, the Company entered into a series of transactions resulting in the redemption of $1 billion in principal of its 10.25% Senior Notes due June 30, 2015 (“Old Senior Notes”). The refinancing redeemed all of the Old Senior Notes outstanding. It was funded primarily by the issuance of $400 million in principal of Senior Notes, and proceeds from the $425 million in principal issued under the 2011 Term Loan.

The redemption of the Old Senior Notes resulted in a loss on extinguishment of debt of $76 million. That included an early redemption premium of $64 million and a write-off of $12 million of unamortized debt issuance costs related to the Old Senior Notes.

Refinancing Transaction Costs

The Company incurred transaction costs of $29 million, $35 million and $30 million related to the 2013, 2012 and 2011 debt refinancing transactions, respectively. Transaction costs primarily consisted of loan fees, arrangement fees, rating agency fees and legal fees.

Security Interests

Substantially all of our assets are pledged under the various debt agreements. Debt under the 2012 ABS Facility is secured by certain designated receivables and, in certain circumstances, by restricted cash. The ABL Facility is secured by certain other designated receivables not pledged under the 2012 ABS Facility, inventory and tractors and trailers owned by the Company. The CMBS Fixed Facility is collateralized by mortgages on the 38 related properties. Our obligations under the Amended 2011 Term Loan are guaranteed by security in all of the capital stock of our subsidiaries, each of the direct and indirect 100% owned domestic subsidiaries (as defined in the agreements), and are secured by substantially all assets of the Company and its subsidiaries not pledged under the 2012 ABS Facility and the CMBS Facilities. More specifically, the Amended 2011 Term Loan has priority over certain collateral securing the ABL Facility, and it has second priority for other collateral securing the ABL Facility. The former CMBS Floating Facility was collateralized by mortgages on 15 related properties until July 9, 2012, when its outstanding borrowings were repaid. Currently, 14 properties remain in the special purpose, bankruptcy remote subsidiary and are not pledged as collateral under any of the Company’s debt agreements.

Restrictive Covenants

Our credit facilities, loan agreements and indentures contain customary covenants. These include, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, pay dividends, or engage in mergers or consolidations. Certain debt agreements also contain various and customary events of default with respect to the loans. Those include, without limitation, the failure to pay interest or principal when it is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true, and certain insolvency events. If a default event occurs and continues, the principal amounts outstanding—together with all accrued unpaid interest and other amounts owed—may be declared immediately due and payable by the lenders. Were such an event to occur, the Company would be forced to seek new financing that may not be on as favorable terms as its current facilities. The Company’s ability to refinance its indebtedness on favorable terms—or at all—is directly affected by the current economic and financial conditions. In addition, the Company’s ability to incur secured indebtedness (which may enable it to achieve more favorable terms than the incurrence of unsecured indebtedness) depends in part on the value of its assets. This, in turn, relies on the strength of its cash flows, results of operations, economic and market conditions and other factors.

12.	ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

Accrued expenses and other long-term liabilities consisted of the following (in thousands):

	December 28, 2013	December 29, 2012
Accrued expenses and other current liabilities:
Salary, wages and bonus expenses	$110,427	$60,855
Operating expenses	61,500	66,795
Workers’ compensation, general liability and fleet liability	42,204	44,868
Group medical liability	20,379	21,701
Customer rebates and other selling expenses	63,038	60,598
Restructuring	13,184	11,696
Property and sales tax	22,526	20,790
Interest payable	70,702	79,951
Interest rate swap derivative	—	2,034
Other	19,675	19,018

Total accrued expenses and other current liabilities	$423,635	$388,306

Other long-term liabilities:
Workers’ compensation, general liability and fleet liability	$111,364	$114,601
Accrued pension and other postretirement benefit obligations	100,393	239,549
Restructuring	58,034	65,602
Unfunded lease obligation	33,404	28,371
Other	31,613	31,519

Total Other long-term liabilities	$334,808	$479,642

Self-Insured Liabilities—The Company has a self-insurance program for general liability, fleet liability and workers’ compensation claims. Claims in excess of certain levels are fully insured. The self-insurance liabilities, included in the table above under “Workers’ compensation, general liability and fleet liability,” are recorded at discounted present value. This table summarizes self-insurance liability activity for the last three fiscal years (in thousands):

	2013	2012	2011
Balance at beginning of the year	$159,469	$175,891	$187,694
Charged to costs and expenses	56,526	37,763	46,127
Payments	(62,427)	(54,185)	(57,930)

Balance at end of the year	$153,568	$159,469	$175,891

13.	RESTRUCTURING AND TANGIBLE ASSET IMPAIRMENT CHARGES

The Company periodically closes distribution facilities, because it has built new ones or consolidated operations. Additionally, as part of its ongoing efforts to reduce costs and improve operating efficiencies, the Company continues to implement its plan to migrate from a decentralized to a functionalized organization, with more processes and technologies standardized and centralized across the Company. During all periods presented, the Company incurred restructuring costs as a result of these activities.

2013 Activities—During 2013, the Company recognized Restructuring and tangible asset impairment charges of $8 million. The Company announced the closing of three distribution facilities that ceased operations in 2014. These actions resulted in $4 million of severance and related costs. Also during 2013, certain Assets held for sale were adjusted to equal their estimated fair value, less costs to sell, resulting in tangible asset impairment charges of $2 million. In addition, the Company incurred $2 million of other severance costs, including $1 million for a multiemployer pension withdrawal liability.

2012 Activities—During 2012, the Company recognized Restructuring and tangible asset impairment charges of $9 million. The Company announced the closing of four facilities, including three distribution facilities and one administrative support facility. The closed facilities ceased operations in 2012 and were consolidated into other Company locations. The closing of the four facilities resulted in $5 million of tangible asset impairment charges to property and equipment, and minimal severance and related costs.

During 2012, the Company recognized $3 million of net severance and related costs for initiatives to reorganize our business along functional lines and optimize processes and systems. Also, certain Assets held for sale were adjusted to equal their estimated fair value, less costs to sell, resulting in tangible asset impairment charges of $2 million. Additionally, the Company reversed $2 million of liabilities for unused leased facilities.

2011 Activities—During 2011, the Company announced the closing of four distribution facilities and recognized Restructuring and tangible asset impairment charges of $72 million. Three of the facilities ceased operations in 2011 and the other facility ceased operating in 2012. One facility was closed due to construction of a new facility, and the operations of the remaining three closed facilities were consolidated into other Company facilities. These actions resulted in $45 million of severance and related costs, including a $40 million multiemployer pension withdrawal charge, and $7 million of tangible asset impairment charges. The Company also recognized $17 million of severance and related costs, primarily for the reorganization and centralization of various functional areas—including finance, human resources, replenishment and category management—plus $1 million of facility closing costs. Additionally, certain other Assets held for sale were adjusted to equal their estimated fair value, less costs to sell, which resulted in tangible asset impairment charges of $2 million.

Changes in the restructuring liabilities for the last three fiscal years were as follows (in thousands):

	Severance and Related Costs	Facility Closing Costs	Total
Balance at January 1, 2011	$42,365	$6,505	$48,870
Current period charges	64,302	1,135	65,437
Change in estimate	(2,445)	(360)	(2,805)
Payments and usage—net of accretion	(18,822)	(1,687)	(20,509)

Balance at December 31, 2011	85,400	5,593	90,993
Current period charges	4,703	51	4,754
Change in estimate	(1,575)	(1,786)	(3,361)
Payments and usage—net of accretion	(14,407)	(681)	(15,088)

Balance at December 29, 2012	74,121	3,177	77,298
Current period charges	7,308	328	7,636
Change in estimate	(480)	(630)	(1,110)
Payments and usage—net of accretion	(11,877)	(729)	(12,606)

Balance at December 28, 2013	$69,072	$2,146	$71,218

This is a summary of the restructuring and tangible asset impairment charges for the last three fiscal years (in thousands):

	2013	2012	2011
Severance and related costs	$6,828	$3,128	$61,857
Facility closing costs	(302)	(1,735)	775
Tangible asset impairment charges	1,860	7,530	9,260

Total	$8,386	$8,923	$71,892

The $69 million of restructuring liabilities as of December 28, 2013, for severance and related costs included $60 million of multiemployer pension withdrawal liabilities related to closed facilities. This is payable in monthly installments through 2031 at effective interest rates of 5.9% to 6.7%.

14.	RELATED PARTY TRANSACTIONS

The Company pays a monthly management fee of $0.8 million to investment funds associated with or designated by the Sponsors. For each of the fiscal years 2013, 2012 and 2011, the Company recorded $10 million in management fees and related expenses reported as Distribution, selling and administrative costs in the Consolidated Statements of Comprehensive Income (Loss). Entities affiliated with KKR received transaction fees of $2 million and $3 million, respectively, for services related to the 2013 and the 2012 debt refinancing transactions. During the fiscal years 2013, 2012 and 2011, the Company purchased $12 million, $19 million and $2 million of food products, respectively, from an affiliate of one of its Sponsors. At December 28, 2013 and December 29, 2012, $0.2 million and $1 million, respectively, were due to this affiliate.

As discussed in Note 11—Debt, entities affiliated with the Sponsors hold various positions in some of our debt facilities and participated in our 2013 and 2012 refinancing transactions. At December 28, 2013 and December 29, 2012, entities affiliated with KKR held $289 million and $381 million, respectively in aggregate principal of the Company’s debt facilities. At December 29, 2012, entities affiliated with CD&R held $355 million, respectively, in aggregate principal of the Company’s Senior Subordinated Notes, which were redeemed in January 2013. At December 28, 2013, entities affiliated with CD&R had no holdings of the Company’s debt facilities.

Also as discussed in Note 11—Debt, upon consent of the noteholders, the Senior Note Indenture was amended so that the proposed Acquisition by Sysco will not constitute a “Change of Control,” that would have granted the holders of the Senior Notes the right to require the Company to repurchase all or any part of their notes at a premium equal to 101% of the principal amount, plus accrued and unpaid interest. Sysco paid $3.4 million in consent fees to the holders of the Senior Notes in December 2013 on behalf of the Company and agreed to pay related transaction costs and fees incurred by the Company. At December 28, 2013, the Company had accrued a $0.3 million liability for transaction costs and fees and a related receivable of $0.3 million from Sysco.

15.	SHARE-BASED COMPENSATION, COMMON STOCK ISSUANCES AND TEMPORARY EQUITY

The Stock Incentive Plan, as amended (“Stock Incentive Plan”) provides for the sale of common stock to named executive officers and other key employees and directors of our wholly owned subsidiary, US Foods. It also grants 1) stock options to purchase shares of common stock, 2) stock appreciation rights, and 3) restricted stock and restricted stock units to certain individuals. The Board of Directors or the Compensation Committee of the Board is authorized to select the officers, employees and directors eligible to participate in the Stock Incentive Plan. Either the Board of Directors or the Compensation Committee may determine the specific number of shares to be offered, or options, stock appreciation rights or restricted stock to be granted to an employee or director.

In May 2013, the Stock Incentive Plan was amended to, among other things, increase the number of shares of common stock available for grant—from approximately 31.5 million shares to approximately 53.2 million shares.

The Company measures compensation expense for share-based equity awards at fair value at the date of grant, and it recognizes compensation expense over the service period for share-based awards expected to vest. Total compensation expense related to share-based payment arrangements was $8 million, $4 million and $15 million for fiscal years 2013, 2012 and 2011, respectively. No share-based compensation cost was capitalized as part of the cost of an asset during those years. The total income tax benefit recorded in the Consolidated Statement of Comprehensive Income (Loss) was $3 million, $1 million, and $6 million during fiscal years 2013, 2012 and 2011, respectively.

Each participant in the Stock Incentive Plan has the right to require the Company to repurchase all of his or her restricted shares or shares issued or issuable pursuant to their awards in the event of a termination of employment due to death or disability. The Company also has the right—but not the obligation—to require employees to sell purchased shares back to the Company when they leave employment.

Generally, instruments with put rights upon death or disability are classified as temporary or permanent equity awards until such puttable conditions become probable (i.e. upon termination due to death or disability). Once an award meets the puttable conditions, it is accounted for as an award modification and is required to be liability-classified. The Company records an incremental expense measured as the excess, if any, of the fair value of the modified award over the amount previously recognized when the award retained equity classification. These liability awards are remeasured at their fair market value as of each reporting period through the date of settlement, which is generally the first fiscal quarter following termination. Management concluded that the modifications during the current fiscal year did not have a material impact to compensation costs.

As discussed in Note 1—Proposed Acquisition by Sysco, the Acquisition will constitute a “Change of Control” under the Stock Incentive Plan, which will accelerate vesting of all stock options, equity appreciation rights, restricted stock, and restricted stock units.

Common Stock Issuances—Certain employees have purchased shares of common stock, pursuant to a management stockholder’s agreement associated with the Stock Incentive Plan. These shares are subject to the terms and conditions (including certain restrictions) of each management stockholder’s agreement, other documents signed at the time of purchase, as well as transfer limitations under the applicable law. The Company measures fair value of the shares on a quarterly basis, using the combination of a market approach and an income approach. The share price determined for a particular quarter end is the price at which employee purchases and company repurchases are made for the following quarter. In 2013, employees bought stock at $6.00 per share. The shares were purchased by employees in 2012 at prices of $5.00 to $6.00 per share. In 2011, employees bought stock at $5.00 and $5.50 per share.

Common stock purchased by employees is contingently redeemable and as a result are accounted for as Temporary Equity. The amount of Temporary Equity ascribed to such common stock, net of any shareholder loans, was $31 million, $34 million and $36 million at December 28, 2013, December 29, 2012 and December 31, 2011, respectively. See Note 2—Temporary Equity for further discussion.

Stock Option Awards—The Company granted to certain employees Time Options and Performance Options (collectively the “Options”) to purchase common shares. These Options are subject to the restrictions set forth in the Stock Option Agreements. Shares purchased pursuant to option exercises would be governed by the restrictions in the Stock Incentive Plan and management stockholder’s agreements.

Vested stock option awards are accounted for as Temporary Equity as a result of the underlying common stock being contingently redeemable. The amount of Temporary Equity ascribed to stock option awards was $0 for all periods reported because the strike price of the stock option awards was equal to the fair value at date of grant. See Note 2—Temporary Equity for further discussion.

The Time Options vest and become exercisable ratably over periods of four to five years. This happens either on the anniversary date of the grant or the last day of each fiscal year, beginning with the fiscal year issued.

The Performance Options also vest and become exercisable ratably over four to five years, on the last day of each fiscal year (beginning with the fiscal year issued) provided that the Company achieves an annual operating performance target as defined in the applicable stock option agreements (“Stock Option Agreements”). The Stock Option Agreements also provide for “catch-up vesting” of the Performance Options, if an annual operating performance target is not achieved, but a cumulative operating performance target is achieved. During 2012, the Company changed its policy for granting Performance Options. The award agreements no longer included performance targets for all years covered by the agreement. Instead, the Company established annual and cumulative targets for each year at the beginning of each respective fiscal year. In this case, the grant date under GAAP is not determined until the performance target for the related options is known. The Company did not achieve either the annual or the cumulative operating performance target for 2013, and accordingly, did not record a compensation charge for the 2013 Performance Options. The 2012 performance target was modified in 2013, and the Company recorded a compensation charge of $2 million in 2013 for 2012. The Company achieved the annual operating performance target in 2011 and recorded a compensation charge for the 2011 Performance Options.

The Options are nonqualified options, with exercise prices equal to the estimated value of a share of USF Holding Corp. stock at the date of the grant. The Options have exercise prices of $4.50 to $6.00 per share and generally have a 10-year life. The fair value of each option award is estimated as of the date of grant using a Black-Scholes option-pricing model.

The weighted-average assumptions for options granted for the last three fiscal years are included in the following table:

	2013	2012	2011
Expected volatility	35.0%	35.0%	30.0%
Expected dividends	0.0%	0.0%	0.0%
Risk-free rate	1.0%	0.9%	1.2%
Expected term (in years) 10-year options	6.3	6.7	6.5

Expected volatility is calculated based on the historical volatility of public companies similar to USF Holding Corp. The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity approximately equal to the expected term, as of the grant dates. The assumed dividend yield is zero, because we have not historically paid dividends and do not have any current plans to pay dividends. Due to a lack of relevant historical data, the simplified approach was used to determine the expected term of the options.

The summary of options outstanding and changes during fiscal year 2013 presented below is based on the Company’s determination of legally outstanding option awards.

	Time Options	Performance Options	Total Options	Weighted- Average Fair Value	Weighted- Average Exercise Price	Weighted - Average Remaining Contractual Years
Outstanding at December 29, 2012	10,600,578	10,600,578	21,201,156	$2.03	$4.93
Granted	3,488,216	3,488,216	6,976,432	$2.22	$6.00
Exercised	(1,233,972)	(1,233,972)	(2,467,944)	$2.14	$4.98
Forfeited	(455,267)	(455,267)	(910,534)	$1.98	$5.60

Outstanding at December 28, 2013	12,399,555	12,399,555	24,799,110	$2.04	$5.20	7

Vested and exercisable at December 28, 2013	8,099,665	6,645,413	14,745,078	$2.04	$4.93	7

As described earlier, under GAAP, the performance target for Performance Options must be set for a grant date to have occurred and for the Performance Options to be considered for accounting recognition. In the above table, only 1.9 million of Performance Options issued, only 0.1 million Performance Options forfeited in 2013, and 8.4 million of Performance Options outstanding at December 28, 2013 have had performance targets set. Only 7.7 million of outstanding Performance Options had performance targets set as of December 29, 2012. Exercised Performance Options during 2013 would have been unchanged. If a change in control were to occur and specified returns achieved by our Sponsors, or at the discretion of the Sponsors, all options shown in the table above, including options for which performance targets were not yet set, would immediately vest.

The weighted-average grant date fair value of options granted in 2013, 2012 and 2011 was $2.22, $2.05 and $1.75, respectively. In fiscal years 2013, 2012 and 2011, the Company recorded $4 million, $2 million and $14 million, respectively, in compensation expense related to the Options. The stock compensation expense—representing the fair value of stock options vested during the year—is reflected in our Consolidated Statements of Comprehensive Income (Loss) in Distribution, selling and administrative costs. During 2013, 1,233,972 Time Options and 1,233,972 Performance Options were exercised by terminating employees for a cash outflow of $2 million, representing the excess of fair value over exercise price. During 2012, 425,550 Time Options and 425,550 Performance Options were exercised by terminating employees for a cash outflow of $0.9 million, representing the excess of fair value over exercise price. During 2011, 131,000 Time Options and 131,000 Performance Options were exercised by terminating employees for a cash outflow of $0.1 million, representing the excess of fair value over exercise price.

Based on the table above, as of December 28, 2013, there was $21 million of total unrecognized compensation costs related to 10 million nonvested options expected to vest under the Stock Option Agreements. That cost is expected to be recognized over a weighted-average period of three years. As of December 28, 2013, there was $12 million of total unrecognized compensation costs related to 6.5 million nonvested options expected to vest under the Stock Option Agreements for which performance targets were set. That cost is expected to be recognized over a weighted-average period of three years.

Restricted Shares—Certain employees of the Company received 375,001, 481,702 and 251,111 Restricted Shares in 2013, 2012 and 2011, respectively, (“Restricted Shares”). These shares were granted under the Stock Incentive Plan. Restricted Shares vest and become exercisable ratably over periods of primarily two to five years.

Vesting or vested Restricted Shares are accounted for as Temporary Equity as a result of the underlying common stock being contingently redeemable. The amount of Temporary Equity ascribed to Restricted Shares was $6 million, $4 million and $2 million at December 28, 2013, December 29, 2012 and December 31, 2011, respectively. See Note 2—Temporary Equity for further discussion.

The summary of nonvested Restricted Shares outstanding and changes during fiscal year 2013 is presented below:

	Restricted Shares	Weighted- Average Fair Value
Nonvested at December 29, 2012	592,843	$6.00
Granted	375,001	6.00
Vested	(459,010)	6.00
Forfeited	(136,070)	6.00

Nonvested at December 28, 2013	372,764	$6.00

The weighted-average grant date fair values for Restricted Shares granted in 2013, 2012 and 2011 were $6.00, $6.00 and $5.50, respectively. Expense of $3 million, $2 million and $1 million related to the Restricted Shares was recorded in Distribution, selling and administrative costs during fiscal 2013, 2012 and 2011, respectively. At December 28, 2013, there was $2 million of unrecognized compensation cost related to the Restricted Shares that we expect to recognize over a weighted-average period of three years.

Restricted Stock Units—In 2013, certain employees of the Company received Time Restricted Stock Units and Performance Restricted Stock Units (collectively the “RSUs”) granted pursuant to the Stock Incentive Plan. Time RSUs vest and become exercisable ratably over four years, starting on the anniversary date of grant. Performance RSUs vest and become exercisable over four years on the last day of each fiscal year, beginning with the fiscal year issued, provided that the Company achieves an annual operating performance target as defined in the applicable restricted stock unit agreements (“Restricted Stock Unit Agreements”). The Restricted Stock Unit Agreements also provide for “catch-up vesting” of the Performance RSU’s if an annual operating performance target is not achieved, but a cumulative operating performance target is achieved. Similar to options, the RSU award agreements do not include performance targets for all years covered by the agreement. Instead, the Company established annual targets for each year at the beginning of each fiscal year. In this case, the grant date under GAAP is not determined until the performance target for the related Performance RSU is known. The Company did not achieve the annual operating performance target for 2013 and, accordingly, did not record a compensation charge for the Performance RSU’s in 2013. Prior to 2013, there were no RSUs issued or outstanding under the Stock Incentive Plan.

Vesting or vested RSU’s are accounted for as temporary equity of USF Holding Corp. as a result of the underlying common shares being contingently redeemable. The amount of temporary equity ascribed to RSU’s was $1 million at December 28, 2013. See Note 2—Temporary Equity for further discussion.

The summary of nonvested Restricted Stock Units as of December 28, 2013, and changes during the fiscal year then ended presented below is based on the Company’s determination of legally outstanding RSUs.

	Time Restricted Stock Units	Performance Restricted Stock Units	Total Restricted Stock Units	Weighted- Average Fair Value
Nonvested at December 29, 2012	—	—	—	$—
Granted	1,330,311	1,163,644	2,493,955	6.00
Vested	—	—	—	—
Forfeited	(65,728)	(65,728)	(131,456)	6.00

Nonvested at December 28, 2013	1,264,583	1,097,916	2,362,499	$6.00

As described above, for accounting purposes, the performance targets for Performance RSUs must be set for a grant to have occurred and for Performance Options to be considered for accounting recognition. In the above table, only 0.3 million of performance RSUs issued during 2013 and only 0.2 million of nonvested Performance RSUs outstanding at December 28, 2013 have had a performance target set. All of the Performance RSUs forfeited in 2013 had performance targets set. These differences have no impact on the stock compensation expense recorded. If a change in control were to occur, and specified returns were achieved by our Sponsors or at the discretion of our Sponsors, all options shown in the table above, including Performance RSUs for which targets have not yet been set, would immediately vest.

The weighted-average grant date fair values for Restricted Stock Units granted in 2013 was $6.00. Expense of $1 million related to the Time Restricted Stock Units was recorded in Distribution, selling and administrative costs during 2013. Based on the table above, at December 28, 2013, there was $14 million of unrecognized compensation cost related to 2.4 million Restricted Stock Units that we expect to recognize over a weighted-average period of three years. As of December 28, 2013, there was $2 million of total unrecognized compensation cost related to 0.3 million nonvested RSUs for which performance targets were set. That cost is expected to be recognized over a weighted-average period of three years.

Equity Appreciation Rights—The Company has an Equity Appreciation Rights (“EAR”) Plan for certain employees. Each EAR represents one phantom share of common stock. The EARs become vested and payable, primarily, at the time of a qualified public offering of equity shares or a change in control. EARs are forfeited upon termination of the participant’s employment with the Company. The EARs will be settled in cash upon vesting and, accordingly, are considered liability instruments. No EARs were granted during 2013. As of December 28, 2013, there were a total of 1,723,600 EARs outstanding with a weighted average exercise price of $4.99 per share.

As the EARs are liability instruments, the fair value of the awards is re-measured each reporting period until the award is settled. Since vesting is contingent upon performance conditions currently not considered probable, no compensation costs have been recorded to date for the EARs.

Temporary Equity—The summary of changes in temporary equity during fiscal years 2013, 2012 and 2011 is presented below (dollars in thousands).

	Number of Shares	Dollars	Management Loans	Total Temporary Equity
BALANCE—January 1, 2011	5,919,501	$29,558	$(75)	$29,483
Issuance of common stock	2,830,139	12,108	(840)	11,268
Common stock repurchased	(1,075,506)	(4,333)	—	(4,333)
Payments on management loans	—	—	75	75
Share-based compensation expense for temporary equity awards	—	1,262	—	1,262

BALANCE—December 31, 2011	7,674,134	38,595	(840)	37,755
Issuance of common stock	1,563,512	5,201	—	5,201
Common stock repurchased	(1,755,488)	(7,218)	—	(7,218)
Payments on management loans	—	—	482	482
Share-based compensation expense for temporary equity awards	—	1,970	—	1,970

BALANCE—December 29, 2012	7,482,158	38,548	(358)	38,190
Issuance of common stock	2,870,530	14,092	—	14,092
Common stock repurchased	(3,329,189)	(18,377)	123	(18,254)
Payments on management loans	—	—	68	68
Share-based compensation expense for temporary equity awards	—	3,827	—	3,827

BALANCE—December 28, 2013	7,023,499	$38,090	$(167)	$37,923

16.	LEASES

The Company leases various warehouse and office facilities and certain equipment under operating and capital lease agreements that expire at various dates and in some instances contain renewal provisions. The Company expenses operating lease costs, including any scheduled rent increases, rent holidays or landlord concessions—on a straight-line basis over the lease term. The Company also has an unfunded lease obligation on its Perth Amboy, New Jersey distribution facility through 2023.

Future minimum lease payments under the above mentioned noncancelable lease agreements, together with contractual sublease income, as of December 28, 2013, are as follows (in thousands):

	Unfunded Lease Obligation	Capital Leases	Operating Leases	Sublease Income	Net
2014	$4,172	$23,561	$34,690	$(2,136)	$60,287
2015	4,172	24,339	30,155	(2,044)	56,622
2016	4,269	25,186	26,310	(1,351)	54,414
2017	4,269	26,075	21,769	(720)	51,393
2018	4,269	27,008	19,245	(5)	50,517
Thereafter	23,900	58,620	68,901	—	151,421

Total minimum lease payments (receipts)	45,051	184,789	$201,070	$(6,256)	$424,654

Less amount representing interest	(14,234)	(68,127)

Present value of minimum lease payments	$30,817	$116,662

Total lease expense, included in Distribution, selling and administrative costs in the Company’s Consolidated Statements of Comprehensive Income (Loss), for operating leases for fiscal 2013, 2012 and 2011, was $44 million, $50 million and $54 million, respectively.

17.	RETIREMENT PLANS

The Company has defined benefit and defined contribution retirement plans for its employees. We also contribute to various multiemployer plans under collective bargaining agreements, and provide certain health care benefits to eligible retirees and their dependents.

Company Sponsored Defined Benefit Plans—The Company maintains several qualified retirement plans and a nonqualified retirement plan (“Retirement Plans”) that pay benefits to certain employees at retirement, using formulas based on a participant’s years of service and compensation. In addition, the Company maintains a postemployment health and welfare plan for certain employees, of which components are included in the tables below under Other postretirement plans. Amounts related to defined benefit plans recognized in the consolidated financial statements are determined on an actuarial basis.

The components of net pension and other postretirement benefit costs for the last three fiscal years were as follows (in thousands):

	Pension Benefits
	2013	2012	2011
Components of net periodic pension cost:
Service cost	$32,773	$25,819	$22,405
Interest cost	33,707	38,404	36,013
Expected return on plan assets	(42,036)	(41,621)	(38,295)
Amortization of prior service cost	198	102	102
Amortization of net loss	13,288	14,572	11,541
Settlements	1,778	17,840	—

Net periodic pension costs	$39,708	$55,116	$31,766

	Other Postretirement Plans
	2013	2012	2011
Components of net periodic postretirement benefit costs:
Service cost	$153	$140	$138
Interest cost	431	512	546
Amortization of net loss	112	34	44

Net periodic other post-retirement benefit costs	$696	$686	$728

Net period pension expense for fiscal years 2013, 2012, and 2011 includes $2 million, $18 million, and zero, respectively, of settlement charges resulting from lump-sum payments to former employees participating in several Company sponsored pension plans. There were no settlements in fiscal 2011.

Changes in plan assets and benefit obligations recorded in Other comprehensive income (loss) for pension and Other postretirement benefits for the last three fiscal years were as follows (in thousands):

	Pension Benefits
	2013	2012	2011
Changes recognized in other comprehensive loss:
Actuarial gain (loss)	$112,816	$(54,059)	$(41,101)
Prior service cost	—	(620)	—
Amortization of prior service cost	198	102	102
Amortization of net loss	13,288	14,572	11,541
Settlements	1,778	17,840	—

Net amount recognized	$128,080	$(22,165)	$(29,458)

	Other Postretirement Plans
	2013	2012	2011
Changes recognized in other comprehensive loss:
Actuarial gain (loss)	$2,198	$(661)	$449
Amortization of net loss	112	34	44

Net amount recognized	$2,310	$(627)	$493

The funded status of the defined benefit plans for the last three fiscal years was as follows (in thousands):

	Pension Benefits
	2013	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of period	$795,989	$762,771	$676,048
Service cost	32,773	25,819	22,405
Interest cost	33,707	38,404	36,013
Actuarial (gain) loss	(98,962)	82,840	52,900
Plan amendments	—	620	—
Settlements	(13,186)	(68,627)	(225)
Benefit disbursements	(16,569)	(45,838)	(24,370)

Benefit obligation at end of period	733,752	795,989	762,771

Change in plan assets:
Fair value of plan assets at beginning of period	566,768	564,651	502,947
Return on plan assets	55,890	70,403	50,094
Employer contribution	48,846	46,179	36,205
Settlements	(13,186)	(68,627)	(225)
Benefit disbursements	(16,569)	(45,838)	(24,370)

Fair value of plan assets at end of period	641,749	566,768	564,651

Net amount recognized	$(92,003)	$(229,221)	$(198,120)

	Other Postretirement Plans
	2013	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of period	$11,357	$10,653	$11,065
Service cost	153	140	138
Interest cost	431	512	546
Employee contributions	219	297	411
Actuarial (gain) loss	(2,198)	661	(449)
Benefit disbursements	(587)	(906)	(1,058)

Benefit obligation at end of period	9,375	11,357	10,653

	Pension Benefits
	2013	2012	2011
Change in plan assets:
Fair value of plan assets at beginning of period	—	—	—
Employer contribution	368	609	647
Employee contributions	219	297	411
Benefit disbursements	(587)	(906)	(1,058)

Fair value of plan assets at end of period	—	—	—

Net amount recognized	$(9,375)	$(11,357)	$(10,653)

	Pension Benefits
	2013	2012	2011
Amounts recognized in the consolidated balance sheets consist of the following:
Accrued benefit obligation—current	$(401)	$(401)	$(332)
Accrued benefit obligation—noncurrent	(91,602)	(228,820)	(197,788)

Net amount recognized in the consolidated balance sheets	$(92,003)	$(229,221)	$(198,120)

Amounts recognized in accumulated other comprehensive income (loss) consist of the following:
Prior service cost	$(832)	$(1,030)	$(513)
Net loss	(75,765)	(203,647)	(181,999)

Net gain (loss) recognized in accumulated other comprehensive loss	$(76,597)	$(204,677)	$(182,512)

Additional information:
Accumulated benefit obligation	$679,225	$733,626	$721,874
Unfunded accrued pension cost	(15,406)	(24,544)	(15,608)

	Other Postretirement Plans
	2013	2012	2011
Amounts recognized in the consolidated balance sheets consist of the following:
Accrued benefit obligation—current	$(583)	$(628)	$(630)
Accrued benefit obligation—noncurrent	(8,792)	(10,729)	(10,023)

Net amount recognized in the consolidated balance sheets	$(9,375)	$(11,357)	$(10,653)

Amounts recognized in accumulated other comprehensive income (loss) consist of the following:
Net gain (loss)	$1,247	$(1,063)	$(436)

Net gain (loss) recognized in accumulated other comprehensive income (loss)	$1,247	$(1,063)	$(436)

Additional information—unfunded accrued benefit cost	$(10,622)	$(10,294)	$(10,217)

	Pension Benefits	Other Postretirement Benefits
Amounts expected to be amortized from accumulated other comprehensive loss in the next fiscal year:
Net loss	$2,148	$71
Prior service cost	198	—

Net expected to be amortized	$2,346	$71

Weighted average assumptions used to determine benefit obligations at period-end and net pension costs for the last three fiscal years were as follows:

	Pension Benefits
	2013	2012	2011
Benefit obligation:
Discount rate	5.19%	4.29%	5.08%
Annual compensation increase	3.60%	3.60%	4.00%
Net cost:
Discount rate	4.29%	5.08%	5.38%
Expected return on plan assets	7.25%	7.25%	7.50%
Annual compensation increase	3.60%	4.00%	4.00%

	Other Postretirement Plans
	2013	2012	2011
Benefit obligation—discount rate	4.80%	3.90%	4.95%
Net cost—discount rate	3.90%	4.95%	5.10%

The measurement dates for the pension and other postretirement benefit plans were December 28, 2013, December 29, 2012 and December 31, 2011.

A health care cost trend rate is used in the calculations of postretirement medical benefit plan obligations. The assumed healthcare trend rates for the last three fiscal years were as follows:

	2013	2012	2011
Immediate rate	7.30%	7.50%	7.80%
Ultimate trend rate	4.50%	4.50%	4.50%
Year the rate reaches the ultimate trend rate	2028	2028	2028

A 1% change in the rate would result in a change to the postretirement medical plan obligation of less than $1 million. Retirees covered under these plans are responsible for the cost of coverage in excess of the subsidy, including all future cost increases.

For guidance in determining the discount rate, the Company determines the implied rate of return on a hypothetical portfolio of high-quality fixed-income investments, for which the timing and amount of cash outflows approximates the estimated pension plan payouts. The discount rate assumption is reviewed annually and revised as appropriate.

The expected long-term rate of return on plan assets is derived from a mathematical asset model. This model incorporates assumptions on the various asset class returns, reflecting a combination of historical performance analysis and the forward-looking views of the financial markets regarding the yield on long-term bonds and the historical returns of the major stock markets. The rate of return assumption is reviewed annually and revised as deemed appropriate.

The investment objective for our Company sponsored plans is to provide a common investment platform. Investment managers—overseen by our Retirement Administration Committee—are expected to adopt and maintain an asset allocation strategy for the plans’ assets designed to address the Retirement Plans’ liability structure. The Company has developed an asset allocation policy and rebalancing policy. We review the major asset classes, through consultation with investment consultants, at least quarterly to determine if the plan assets are performing as expected. The Company’s 2013 strategy targeted a mix of 50% equity securities and 50% long-term debt securities and cash equivalents. The actual mix of investments at December 28, 2013, was 52% equity securities and 48% long-term debt securities and cash equivalents. The Company plans to manage the actual mix of investments to achieve its target mix.

The following table (in thousands) sets forth the fair value of our defined benefit plans’ assets by asset fair value hierarchy level. See Note 4—Fair Value Measurements for a detailed description of the three-tier fair value hierarchy.

	Asset Fair Value as of December 28, 2013
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$14,624	$—	$—	$14,624
Common collective trust funds:
Cash equivalents	—	3,407	—	3,407
Domestic equities	—	228,638	—	228,638
International equities	—	48,112	—	48,112
Mutual funds:
Domestic equities	31,368	—	—	31,368
International equities	23,926	—	—	23,926
Long-term debt securities:
Corporate debt securities:
Domestic	—	163,831	—	163,831
International	—	20,916	—	20,916
U.S. government securities	—	94,891	—	94,891
Government agencies securities	—	8,306	—	8,306
Other	—	3,730	—	3,730

	$69,918	$571,831	$—	$641,749

	Asset Fair Value as of December 29, 2012
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2,079	$—	$—	$2,079
Common collective trust funds:
Cash equivalents	—	8,178	—	8,178
Domestic equities	—	189,872	—	189,872
International equities	—	28,529	—	28,529
Mutual funds:
Domestic equities	24,060	—	—	24,060
International equities	31,346	—	—	31,346
Long-term debt securities:
Corporate debt securities:
Domestic	—	137,457	—	137,457
International	—	20,341	—	20,341
U.S. government securities	—	112,681	—	112,681
Government agencies securities	—	9,343	—	9,343
Other	—	2,882	—	2,882

	$57,485	$509,283	$—	$566,768

A description of the valuation methodologies used for assets measured at fair value is as follows:

•	Cash and cash equivalents are valued at original cost plus accrued interest.

•	Common collective trust funds are valued at the net asset value of the shares held at the end of the reporting period. This class represents investments in actively managed, common collective trust funds that invest primarily in equity securities, which may include common stocks, options and futures. Investments are valued at the net asset value per share, multiplied by the number of shares held as of the measurement date.

•	Mutual funds are valued at the closing price reported on the active market on which individual funds are traded.

•	Long-term debt securities are valued at the estimated price a dealer will pay for the individual securities.

Estimated future benefit payments, under Company sponsored plans as of December 28, 2013, were as follows (in thousands):

	Pension Benefits	Postretirement Plans
2014	$31,416	$583
2015	33,644	663
2016	35,007	737
2017	37,454	773
2018	37,881	802
Subsequent five years	215,453	4,037

Estimated required and discretionary contributions expected to be contributed by the Company to the Retirement Plans in 2014 total $49 million.

Other Company Sponsored Benefit Plans—Employees are eligible to participate in a defined contribution 401(k) plan which provides that under certain circumstances the Company may make matching contributions of up to 50% of the first 6% of a participant’s compensation. The Company’s contributions to this plan were $25 million, $25 million and $23 million in fiscal years 2013, 2012 and 2011, respectively. The Company, at its discretion, may make additional contributions to the 401(k) Plan. In 2011, we made a $2 million discretionary contribution, primarily for the benefit of eligible non-exempt employees. The Company made no discretionary contributions under the 401(k) plan in fiscal years 2013 and 2012.

Multiemployer Pension Plans—The Company contributes to numerous multiemployer pension plans under the terms of collective bargaining agreements that cover certain of its union-represented employees. The Company does not administer these multiemployer pension plans.

The risks of participating in multiemployer pension plans differ from traditional single-employer defined benefit plans as follows:

•	Assets contributed to a multiemployer pension plan by one employer may be used to provide benefits to the employees of other participating employers

•	If a participating employer stops contributing to a multiemployer pension plan, the unfunded obligations of the plan may be borne by the remaining participating employers

•	If the Company elects to stop participation in a multiemployer pension plan, it may be required to pay a withdrawal liability based upon the underfunded status of the plan

The Company’s participation in multiemployer pension plans for the year ended December 28, 2013, is outlined in the tables below. The Company considers significant plans to be those plans to which the Company contributed more than 5% of total contributions to the plan in a given plan year, or for which the Company believes its estimated withdrawal liability—should it decide to voluntarily withdraw from the plan—may be material to the Company. For each plan that is considered individually significant to the Company, the following information is provided:

•	The EIN/Plan Number column provides the Employee Identification Number (“EIN”) and the three-digit plan number (“PN”) assigned to a plan by the Internal Revenue Service.

•	The most recent Pension Protection Act (“PPA”) zone status available for 2013 and 2012 is for the plan years beginning in 2013 and 2012, respectively. The zone status is based on information provided to participating employers by each plan and is certified by the plan’s actuary. A plan in the red zone has been determined to be in critical status, based on criteria established under the Internal Revenue Code (the “Code”), and is generally less than 65% funded. A plan in the yellow zone has been determined to be in endangered status, based on criteria established under the Code, and is generally less than 80% but more than 65% funded. A plan in the green zone has been determined to be neither in critical status nor in endangered status, and is generally at least 80% funded.

•	The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. In addition to regular plan contributions, participating employers may be subject to a surcharge if the plan is in the red zone.

•	The Surcharge Imposed column indicates whether a surcharge has been imposed on participating employers contributing to the plan.

•	The Expiration Dates column indicates the expiration dates of the collective-bargaining agreements to which the plans are subject.

		PPA		FIP/RP Status
Pension Fund	EIN/	Zone Status		Pending/ Implemented	Surcharge Imposed	Expiration Dates
	Plan Number	2013	2012
Central States, Southeast and Southwest Areas Pension Fund	36-6044243/001	Red	Red	Implemented	No	5/10/14 to 4/30/16
Western Conference of Teamsters Pension Trust Fund(1)	91-6145047/001	Green	Green	N/A	No	3/31/2012(2) to 11/16/17
Minneapolis Food Distributing Industry Pension Plan(1)	41-6047047/001	Green	Yellow	Implemented	No	3/31/14
Teamster Pension Trust Fund of Philadelphia and Vicinity(1)	23-1511735/001	Yellow	Yellow	Implemented	No	2/10/18
Truck Drivers & Helpers Local 355 Pension Fund(1)	52-0951433/001	Yellow	Yellow	Pending	No	3/15/15
Local 703 I.B. of T. Grocery and Food Employees’ Pension Plan	36-6491473/001	Green	Green	N/A	No	6/30/2013(2)
United Teamsters Trust Fund A	13-5660513/001	Red	Red	Implemented	No	5/30/15
Warehouse Employees Local 169 and Employers Joint Pension Fund(1)	23-6230368/001	Red	Red	Implemented	No	2/10/18
Warehouse Employees Local No. 570 Pension Fund(1)	52-6048848/001	Green	Green	N/A	No	3/15/15
Local 705 I.B. of T. Pension Trust Fund(1)	36-6492502/001	Red	Red	Implemented	Yes	12/31/2012(2)

(1)	The plan has elected to utilize special amortization provisions provided under the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010.
(2)	The collective bargaining agreement for this pension fund is operating under an extension.

The following table provides information about the Company’s contributions to its multiemployer pension plans. For plans that are not individually significant to the Company, the total amount of USF contributions is aggregated.

Pension Fund	USF Contribution(1)(2) (in thousands)			USF Contributions Exceed 5% of Total Plan Contributions(3)
	2013	2012	2011	2012	2011
Central States, Southeast and Southwest Areas Pension Fund	$3,908	$3,389	$3,059	No	No
Western Conference of Teamsters Pension Trust Fund	9,249	8,309	7,965	No	No
Minneapolis Food Distributing Industry Pension Plan	4,565	4,235	3,985	Yes	Yes
Teamster Pension Trust Fund of Philadelphia and Vicinity	2,939	2,808	2,685	No	No
Truck Drivers and Helpers Local 355 Pension Fund	1,428	1,491	1,338	Yes	Yes
Local 703 I.B. of T. Grocery and Food Employees’ Pension Plan	1,036	1,017	885	Yes	Yes
United Teamsters Trust Fund A	1,816	1,144	930	Yes	Yes
Warehouse Employees Local 169 and Employers Joint Pension Fund	981	961	948	Yes	Yes
Warehouse Employees Local No. 570 Pension Fund	929	969	878	Yes	Yes
Local 705 I.B. of T. Pension Trust Fund	2,189	2,077	1,878	No	No
Other Funds	1,818	1,858	1,890	—	—

	$30,858	$28,258	$26,441

(1)	Contributions made to these plans during the Company’s fiscal year, which may not coincide with the plans’ fiscal years.
(2)	Contributions do not include payments related to multiemployer pension withdrawals as described in Note 13—Restructuring and Tangible Asset Impairment Charges.

(3)	Indicates whether the Company was listed in the respective multiemployer plan Form 5500 for the applicable plan year as having made more than 5% of total contributions to the plan.

If the Company elected to voluntarily withdraw from a multiemployer pension plan, it would be responsible for its proportionate share of the plan’s unfunded vested liability. Based on the latest information available from plan administrators, the Company estimates its aggregate withdrawal liability from the multiemployer pension plans in which it participates to be approximately $280 million as of December 28, 2013. This estimate excludes $60 million of multiemployer pension plan withdrawal liabilities recorded in the Company’s Consolidated Balance Sheet related to closed facilities as of December 28, 2013, and as further described in Note 13—Restructuring and Tangible Asset Impairment Charges. Actual withdrawal liabilities incurred by the Company—if it were to withdraw from one or more plans—could be materially different from the estimates noted here, based on better or more timely information from plan administrators or other changes affecting the respective plan’s funded status.

18.	RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents amounts reclassified out of Accumulated Other Comprehensive Income (Loss) by component for the last three fiscal years, (in thousands):

Accumulated Other Comprehensive Loss Components	2013	2012	2011
Defined benefit retirement plans:
Balance at beginning of period(1)	$(125,642)	$(111,482)	$(93,853)

Other comprehensive income (loss) before reclassifications	115,014	(55,340)	(40,652)
Amortization of prior service cost(2)	198	102	102
Amortization of net loss(2)	13,400	14,606	11,585
Settlements(2)	1,778	17,840	—

Total before income tax(3)	130,390	(22,792)	(28,965)
Income tax provision (benefit)	7,427	(8,632)	(11,336)

Current period comprehensive income (loss), net of tax	122,963	(14,160)	(17,629)

Balance at end of period(1)	$(2,679)	$(125,642)	$(111,482)

Interest rate swap derivative cash flow hedge(4):
Balance at beginning of period(1)	$(542)	$(18,112)	$(35,618)

Other comprehensive loss before reclassifications	(653)	(2,387)	(9,715)
Amounts reclassified from other comprehensive income(5)	2,042	30,683	38,477

Total before income tax	1,389	28,296	28,762
Income tax provision	847	10,726	11,256

Current period comprehensive income, net of tax	542	17,570	17,506

Balance at end of period(1)	$—	$(542)	$(18,112)

Accumulated Other Comprehensive Loss end of period(1)	$(2,679)	$(126,184)	$(129,594)

(1)	Amounts are presented net of tax.
(2)	Included in the computation of net periodic benefit costs. See Note—17 Retirement Plans for additional information.
(3)	Included in Distribution, selling and administration expenses in the Consolidated Statements of Comprehensive Income (Loss).
(4)	The interest rate swap derivative expired in January 2013.
(5)	Included in Interest Expense-Net in the Consolidated Statements of Comprehensive Income (Loss).

19.	INCOME TAXES

The Income tax (provision) benefit for the last three fiscal years consisted of the following (in thousands):

	2013	2012	2011
Current:
Federal	$64	$(7)	$42
State	(283)	(299)	432

Current Income tax (provision) benefit	(219)	(306)	474

Deferred:
Federal	(28,824)	(37,635)	43,551
State	(779)	(4,507)	(1,951)

Deferred Income tax (provision) benefit	(29,603)	(42,142)	41,600

Total Income tax (provision) benefit	$(29,822)	$(42,448)	$42,074

The Company’s effective income tax rates for the fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011 were 109%, 487% and 29%, respectively. The determination of the Company’s overall effective tax rate requires the use of estimates. The effective tax rate reflects the income earned and taxed in U.S. federal and various state jurisdictions. Tax law changes, increases and decreases in permanent differences between book and tax items, changes in valuation allowances, tax credits and the Company’s change in income from each jurisdiction all affect the overall effective tax rate.

The reconciliation of the provisions for income taxes from continuing operations at the U.S. federal statutory income tax rate of 35% to the Company’s income taxes for the last three fiscal is as follows (in thousands):

	2013	2012	2011
Federal income tax benefit computed at statutory rate	$9,585	$3,054	$50,486
State income taxes—net of federal income tax benefit	2,415	24	4,983
Statutory rate and apportionment change	(406)	1,000	74
Stock-based compensation	(5,342)	—	—
Non-deductible expenses	(2,153)	(2,215)	(1,964)
Return to accrual reconciliation	335	(29)	(494)
Change in the valuation allowance for deferred tax assets	(32,445)	(43,748)	(10,769)
Net operating loss expirations	(1,653)	(634)	(772)
Other	(158)	100	530

Total Income tax (provision) benefit	$(29,822)	$(42,448)	$42,074

Temporary differences and carryforwards that created significant deferred tax assets and liabilities were as follows (in thousands):

	December 28, 2013	December 29, 2012
Deferred tax assets:
Allowance for doubtful accounts	$10,838	$10,204
Accrued employee benefits	28,931	32,211
Restructuring reserves	36,649	39,131
Workers’ compensation, general liability and auto liabilities	59,845	62,353
Deferred income	1,287	1,506
Deferred financing costs	9,362	11,234
Pension liability	22,616	75,233
Interest rate derivative liability	—	795
Net operating loss carryforwards	215,177	215,443
Other accrued expenses	16,447	15,241

Total gross deferred tax assets	401,152	463,351
Less valuation allowance	(117,227)	(128,844)

Total net deferred tax assets	283,925	334,507

Deferred tax liabilities:
Property and equipment	(148,976)	(139,365)
Inventories	(13,657)	(20,263)
Intangibles	(515,888)	(532,341)

Total deferred tax liabilities	(678,521)	(691,969)

Net deferred tax liability	$(394,596)	$(357,462)

The net deferred tax liability presented in the Consolidated Balance Sheets was as follows (in thousands):

	December 28, 2013	December 29, 2012
Current deferred tax asset	$13,557	$8,034
Noncurrent deferred tax liability	(408,153)	(365,496)

Net deferred tax liability	$(394,596)	$(357,462)

As of December 28, 2013, the Company had tax affected federal and state net operating loss carryforwards of $127 million and $88 million, respectively, which will expire at various dates from 2014 to 2033.

The Company’s net operating loss carryforwards expire as follows (in millions):

	Federal	State	Total
2014-2018	$—	$12	$12
2019-2023	8	41	49
2024-2028	93	27	120
2029-2033	26	8	34

	$127	$88	$215

The Company also has a federal minimum tax credit carryforward of approximately $1 million.

The federal and state net operating loss carryforwards in the income tax returns filed included unrecognized tax benefits taken in prior years. The net operating losses for which a deferred tax asset is recognized for financial statement purposes in accordance with ASC 740 are presented net of these unrecognized tax benefits.

Because of the change of ownership provisions of the Tax Reform Act of 1986, use of a portion of the Company’s domestic net operating losses and tax credit carryforwards may be limited in future periods. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

The Company believes that it is more likely than not that the benefit from certain federal and state net operating loss carryforwards will not be realized. In recognition of this risk, as of December 28, 2013, the Company has provided a valuation allowance of $36 million and $81 million for federal and state net operating loss carryforwards, respectively, based upon expected future utilization relating to these federal and state net operating loss carryforwards. If the Company’s assumptions change and the Company determines it will be able to realize these net operating losses, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets as of December 28, 2013, will be accounted for as follows: approximately $88 million will be recognized as a reduction of income tax expense and $29 million will be recorded as an increase in equity.

A summary of the activity in the valuation allowance for the last three fiscal years is as follows (in thousands):

	2013	2012	2011
Balance at beginning of period	$128,844	$85,685	$74,916
Charged to expense	32,445	43,748	10,769
Other comprehensive income	(43,079)	—	—
Other	(983)	(589)	—

Balance at end of period	$117,227	$128,844	$85,685

Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and the Company’s effective tax rate in the future.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in federal and state jurisdictions. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company 1) records unrecognized tax benefits as liabilities in accordance with ASC 740, and 2) adjusts these liabilities when the Company’s judgment changes because of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

The Company recognizes an uncertain tax position when it is more likely than not that the position will be sustained upon examination—including resolutions of any related appeals or litigation processes—based on the technical merits.

Reconciliation of the beginning and ending amount of unrecognized tax benefits as of fiscal years 2013, 2012, and 2011, was as follows (in thousands):

Balance at January 1, 2011	$61,607
Gross increases due to positions taken in prior years	70
Gross decreases due to positions taken in prior years	(802)
Decreases due to lapses of statute of limitations	(92)
Decreases due to changes in tax rates	(385)

Balance at December 31, 2011	60,398
Gross decreases due to positions taken in prior years	(333)
Gross increases due to positions taken in current year	71
Decreases due to lapses of statute of limitations	(73)
Decreases due to changes in tax rates	(436)

Balance at December 29, 2012	59,627
Gross increases due to positions taken in prior years	46
Gross increases due to positions taken in current year	76
Decreases due to lapses of statute of limitations	(207)
Decreases due to changes in tax rates	(251)

Balance at December 28, 2013	$59,291

We do not believe it is reasonably possible that a significant increase in unrecognized tax benefits related to state exposures may be necessary in the coming year. In addition, the Company believes that it is reasonably possible that an insignificant amount of its currently remaining unrecognized tax benefits may be recognized by the end of 2014 as a result of a lapse of the statute of limitations. As of December 29, 2012, the Company did not believe that it was reasonably possible that a significant decrease in unrecognized tax benefits related to state tax exposures would have occurred during fiscal 2013. During the year ended December 28, 2013, unrecognized tax benefits related to those state exposures actually decreased by $0.2 million, as illustrated in the table above.

Included in the balance of unrecognized tax benefits at the ends of fiscal 2013, 2012 and 2011 was $53 million of tax benefits that, if recognized, would affect the effective tax rate. Also included in the balance of unrecognized tax benefits as of those periods was $51 million, $51 million, and $52 million, respectively, of tax benefits that, if recognized, would result in adjustments to other tax accounts—primarily deferred taxes.

The Company recognizes interest and penalties related to uncertain tax positions in Interest expense—net in the Consolidated Statements of Comprehensive Income (Loss). As of December 28, 2013, the Company had approximately $2 million of accrued interest and penalties related to uncertain tax positions.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. Our 2007 through 2012 U.S. federal tax years, and various state tax years from 2000 through 2012, remain subject to income tax examinations by the relevant taxing authorities. Ahold has indemnified the Company for 2007 Transaction pre-closing consolidated federal and certain combined state income taxes, and the Company is responsible for all other taxes, and interest and penalties.

On September 13, 2013, the U.S. Treasury Department and the IRS issued final regulations that address costs incurred in acquiring, producing, or improving tangible property (the “tangible property regulations”). The tangible property regulations are generally effective for tax years beginning on or after January 1, 2014, and may be adopted in earlier years. The Company does not expect the adoption in fiscal 2014 of the tangible property regulations to have a material impact on its consolidated financial position or results of operations.

20.	BUSINESS ACQUISITIONS

During 2013, the Company purchased a foodservice distributor for cash of $14 million, plus contingent consideration of $2 million. During 2012, the Company purchased five foodservice distributors for cash of $106 million, plus contingent consideration of $6 million that was paid in 2013. The Company also received a $2 million purchase price adjustment in 2013 related to two 2012 acquisitions. The acquisitions, made in order to expand the Company’s presence in certain geographic areas, were purchases which have been or are being integrated into our foodservice distribution network. The following table summarizes the initial purchase price allocations for the business acquisitions as follows (in thousands):

	2013	2012
Accounts receivable	$3,894	$24,261
Inventories	3,638	26,076
Property and equipment	125	21,107
Goodwill	—	17,389
Other intangible assets	8,348	44,755
Accounts payable	(2,120)	(17,584)
Accrued expenses and other current liabilities	(130)	(8,930)
Other long-term liabilities	—	(3,419)

Cash used in acquisitions	$13,755	$103,655

The 2013 and 2012 acquisitions, individually and in the aggregate, did not materially affect the Company’s results of operations or financial position. Actual net sales and operating earnings of the businesses acquired in all periods were less than 2% of the Company’s consolidated results and, therefore, pro forma information has not been provided.

Certain acquisitions involve contingent consideration in the event certain operating results are achieved over periods up to two years subsequent to the acquisition. As of December 28, 2013 and December 29, 2012, the Company accrued $2 million and $6 million, respectively, of contingent consideration related to acquisitions.

21.	COMMITMENTS AND CONTINGENCIES

Purchase Commitments—The Company enters into purchase orders with vendors and other parties in the ordinary course of business. Additionally, the Company has a limited number of purchase contracts with certain vendors that require the Company to buy a predetermined volume of products, which are not recorded in the Consolidated Balance Sheets. As of December 28, 2013, the Company’s purchase orders and purchase contracts with vendors, all to be delivered in 2014, were $590 million.

To minimize the Company’s fuel cost risk, we enter into forward purchase commitments for a portion of our projected diesel fuel requirements. As of December 28, 2013, the Company had diesel fuel forward purchase commitments totaling $37 million through December 2014. The Company also enters into forward purchase agreements for procuring electricity. As of December 28, 2013, the Company had electricity forward purchase commitments totaling $4 million through December 2016.

Indemnification by Ahold for Certain Matters—In connection with the sale of US Foods to USF Holding Corp., a corporation formed and controlled by investment funds associated with or managed by CD&R and KKR, by Ahold in 2007 (the “2007 Transaction”), Ahold committed to indemnify and hold harmless the Company from and against damages (which includes losses, liabilities, obligations, and claims of any kind) and litigation costs (including attorneys’ fees and expenses) suffered, incurred or paid after the 2007 Transaction closing date related to certain matters. The Company was responsible for the first $40 million of damages and litigation expenses incurred after the closing of the 2007 Transaction. Ahold’s indemnification obligations apply to any such damages and litigation expenses as may be incurred after the 2007 Transaction closing date in excess of $40 million. As of the end of its 2009 fiscal year, the Company had incurred $40 million in costs related to these matters; therefore, any future litigation expenses related to the aforementioned matters are subject to the rights of indemnification from Ahold. As of December 28, 2013, no material amounts are due to the Company from Ahold under the indemnification agreement.

California 2010 Labor Code Claim—In April 2010, a putative class action complaint was filed against the Company in California. The suit alleged the Company failed to meet its obligations under the California Labor Code related to providing meals and breaks for certain drivers. The case has been removed to federal court. In December 2011, the parties reached a tentative settlement of all claims, subject to court approval. The Company recorded a liability of $3 million to reflect the settlement. In September 2012, the court entered final approval of the settlement, which the Company paid into the court’s escrow account in October 2012. Distribution of the settlement funds to all of the identified class members in accordance with the court-approved settlement was completed during 2013.

Eagan Multiemployer Pension Withdrawal Liability—In 2008, the Company completed the closure of its Eagan, Minnesota and Fairfield, Ohio divisions and recorded a liability of approximately $40 million for the related multiemployer pension withdrawal liability. In 2010, the Company received formal notice and demand for payment of a $40 million withdrawal liability, which is payable in monthly installments through November 2023. During the 2011 fiscal third quarter, the Company was assessed an additional $17 million multiemployer pension withdrawal liability for the Eagan facility. The parties agreed to arbitrate this matter, and discovery began during the fiscal third quarter of 2012. The Company believes it has meritorious defenses against the assessment for the additional pension withdrawal liability and intends to vigorously defend itself against the claim. The Company does not believe, at this time, that a loss from such obligation is probable and, accordingly, no liability has been recorded. However, it is reasonably possible the Company may ultimately be required to pay an amount up to $17 million.

Pricing Litigation—In October 2006, two customers filed a putative class action against the Company and Ahold. In December 2006, an amended complaint was filed naming a third plaintiff. The complaint focuses on certain pricing practices of the Company in contracts with some of its customers. In February 2007, the Company filed a motion to dismiss the complaint. In August 2007, two additional customers filed putative class action complaints. These two additional lawsuits are based upon the pricing practices at issue in the October 2006 case. In November 2007, the Judicial Panel on Multidistrict Litigation ordered the transfer of the two additional lawsuits to the jurisdiction in which the first lawsuit was filed—the U.S. District Court for the District of Connecticut—for consolidated or coordinated proceedings. In June 2008, the Plaintiffs filed their consolidated and amended class action complaint. The Company moved to dismiss this complaint. In August 2009, the Plaintiffs filed a motion for class certification. In December 2009, the court issued a ruling on the Company’s motion to dismiss. It dismissed Ahold from the case and also dismissed certain of the plaintiffs’ claims. On November 30, 2011, the court issued its ruling granting the plaintiffs’ motion to certify the class. On April 4, 2012, the U.S. Court of Appeals for the Second Circuit granted the Company’s request to appeal the district court’s decision which granted class certification. Oral argument was held and the court upheld the grant of class certification. The Company has filed a writ of certiorari to the U.S. Supreme Court. In the meantime, the case continues through the discovery stage. The Company believes it has meritorious defenses to the remaining claims and continues to vigorously defend against the lawsuit. The Company does not believe at this time that an unfavorable outcome from this matter is probable and, accordingly, no liability has been recorded. Due to the inherent uncertainty of legal proceedings, it is reasonably possible the Company could suffer a loss as a result of this matter. An estimate of a possible loss or range of loss from this matter cannot be made. However, any potential liability is subject to the Company’s rights of indemnification from Ahold to the extent and as described above.

Other Legal Proceedings—In addition to the matters described above, the Company and its subsidiaries are parties to a number of other legal proceedings arising out of their business operations. The legal proceedings—whether pending, threatened or unasserted—if decided adversely to or settled by the Company, may result in liabilities material to the Company’s financial condition or results of operations. The Company has recognized provisions with respect to its proceedings, where appropriate. These are reflected in the Company’s Consolidated Balance Sheets. It is possible that the Company could be required to make expenditures, in excess of established provisions, in amounts that cannot reasonably be estimated. However, the Company believes that the ultimate resolution of these proceedings will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows. The Company’s policy is to expense attorney fees as incurred, except for those fees that are reimbursable under the above noted Indemnification by Ahold.

22.	USF HOLDING CORP. CONDENSED FINANCIAL INFORMATION

These condensed parent company financial statements should be read in conjunction with the Consolidated Financial Statements. The net assets of US Foods, our wholly owned subsidiary are restricted for the use and benefit of US Foods and its subsidiaries and -with the exception of income taxes payments, share-based compensation payments and minor administrative costs—are restricted from being transferred to USF in the form of loans, advances or dividends. The Company has no cash accounts as all cash transactions are recorded at US Foods. Accordingly, the condensed statement of cash flows has been omitted. See Note 15—Share-Based Compensation, Common Stock Issuances and Temporary Equity for a discussion of the Company’s shareholders’ equity related transactions. In the condensed parent company financial statements below, the investment in subsidiary (US Foods, Inc. and subsidiaries) is accounted for using the equity method.

Condensed Parent Company Balance Sheets

As of December 28, 2013 and December 29, 2012

(in thousands)

	2013	2012
Assets
Investment in subsidiary	$1,881,687	$1,814,556

Total Assets	$1,881,687	$1,814,556

Liabilities and Shareholders’ Equity
Commitments and contingencies
Temporary equity	$37,923	$38,190

Shareholders’ Equity
Common stock, $.01 par value—600,000 shares authorized	4,500	4,500
Additional paid-in capital	2,282,801	2,281,702
Accumulated deficit	(440,858)	(383,652)
Accumulated other comprehensive loss	(2,679)	(126,184)

Total shareholders’ equity	1,843,764	1,776,366

Total Liabilities and Shareholders’ Equity	$1,881,687	$1,814,556

Condensed Parent Company Statements of Comprehensive Income (Loss)

For the Fiscal Years Ended December 28, 2013, December 29, 2012 and December 31, 2011

(in thousands)

	2013	2012	2011
Equity in net loss of subsidiary	$(57,206)	$(51,173)	$(102,171)

Net loss	(57,206)	(51,173)	(102,171)

Other comprehensive income (loss)
Changes in retirement benefit obligations, net of income tax	122,963	(14,160)	(17,629)
Changes in interest rate swap derivative, net of income tax	542	17,570	17,506

Comprehensive income (loss)	$66,299	$(47,763)	$(102,294)

23.	QUARTERLY FINANCIAL INFORMATION (Unaudited)

Financial information for each quarter in the fiscal years ended December 28, 2013 and December 29, 2012, is set forth below (in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands)
Fiscal year ended December 28, 2013
Net sales	$5,404,922	$5,658,748	$5,686,712	$5,546,796	$22,297,178
Cost of goods sold(1)	4,495,783	4,686,933	4,716,253	4,575,070	18,474,039

Gross profit	909,139	971,815	970,459	971,726	3,823,139
Operating expenses(2)	885,762	871,623	881,600	863,655	3,502,640
Interest expense—net	81,826	78,522	72,778	72,961	306,087
Loss on extinguishment of debt(3)	23,967	17,829	—	—	41,796

(Loss) income before income taxes	(82,416)	3,841	16,081	35,110	(27,384)
Income tax (provision) benefit	(12,292)	12,167	6,358	(36,055)	(29,822)

Net (loss) income	$(94,708)	$16,008	$22,439	$(945)	$(57,206)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands)
Fiscal year ended December 29, 2012
Net sales	$5,259,726	$5,462,991	$5,507,531	$5,434,673	$21,664,921
Cost of goods sold(1)	4,383,285	4,519,594	4,582,084	4,486,986	17,971,949

Gross profit	876,441	943,397	925,447	947,687	3,692,972
Operating expenses(2)	810,148	850,260	847,631	850,423	3,358,462
Interest expense—net	71,594	74,843	80,859	84,516	311,812
Loss on extinguishment of debt(3)	—	9,600	796	21,027	31,423

(Loss) income before income taxes	(5,301)	8,694	(3,839)	(8,279)	(8,725)
Income tax benefit (provision)	1,812	(2,992)	1,284	(42,552)	(42,448)

Net (loss) income	$(3,489)	$5,702	$(2,555)	$(50,831)	$(51,173)

(1)	Cost of goods sold is net of related vendor considerations, and excludes depreciation and amortization expense.
(2)	Operating expenses include depreciation and amortization expense, restructuring and tangible asset impairment charges.
(3)	Loss on extinguishment of debt includes fees paid to debt holders, third party costs, early redemption premiums and the write off of old debt facility unamortized debt issuance costs. See Note 11—Debt for a further description of the Company’s debt refinancing transactions.

24.	BUSINESS SEGMENT INFORMATION

The Company operates in one business segment based on how the Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, views the business for purposes of evaluating performance and making operating decisions. The Company markets and distributes fresh, frozen and dry food and non-food products to foodservice customers throughout the United States.

We use a centralized management structure, and Company strategies and initiatives are implemented and executed consistently across the organization to maximize value to the organization as a whole. We use shared resources for sales, procurement, and general and administrative costs across each of our distribution centers. Our distribution centers form a single network to reach our customers; it is common for a single customer to make purchases from several different distribution centers. Capital projects, whether for cost savings or generating incremental revenue, are evaluated based on estimated economic returns to the organization as a whole (e.g., net present value, return on investment).

The measure used by the CODM to assess operating performance is Adjusted EBITDA. Adjusted EBITDA is defined as Net income (loss), plus Interest expense, net, Income tax (provision) benefit, and depreciation and amortization adjusted for 1) Sponsor fees; 2) Restructuring and tangible and Intangible asset impairment charges; 3) share-based compensation expense; 4) other gains, losses or charges as permitted under the Company’s debt agreements; and 5) the non-cash impact of LIFO adjustments. Costs to optimize and transform our business are noted as business transformation costs in the table below and are added to EBITDA in arriving at Adjusted EBITDA as permitted under the Company’s debt agreements. Business transformation costs include costs related to functionalization and significant process and systems redesign in the Company’s replenishment, finance, category management and human resources functions; company rebranding; cash & carry retail store strategy; and implementation and process and system redesign related to the Company’s sales model.

The aforementioned items are specified as items to add to EBITDA in arriving at Adjusted EBITDA per the Company’s debt agreements and, accordingly, our management includes such adjustments when assessing the operating performance of the business.

The following is reconciliation for the last three fiscal years of Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is Net loss:

	2013	2012	2011
	(in thousands)
Adjusted EBITDA	$845,393	$840,750	$812,118
Adjustments:
Sponsor fees(1)	(10,302)	(10,242)	(10,206)
Restructuring and tangible asset impairment(2)	(8,386)	(8,923)	(71,892)
Share-based compensation expense(3)	(8,406)	(4,312)	(14,677)
LIFO reserve change(4)	(11,925)	(13,213)	(59,300)
Legal(5)	—	—	(3,000)
Loss on extinguishment of debt(6)	(41,796)	(31,423)	(76,011)
Pension settlement(7)	(1,778)	(17,840)	—
Business transformation costs(8)	(60,800)	(74,900)	(44,700)
Other(9)	(35,109)	(20,918)	(26,231)

EBITDA	666,891	658,979	506,101
Interest expense, net	(306,087)	(311,812)	(307,614)
Income tax (provision) benefit	(29,822)	(42,448)	42,074
Depreciation and amortization expense	(388,188)	(355,892)	(342,732)

Net loss	$(57,206)	$(51,173)	$(102,171)

(1)	Consists of management fees paid to the Sponsors.
(2)	Consists of facility closing, severance and related costs, and tangible asset impairment charges.
(3)	Represents costs recorded for stock option awards and restricted stock and restricted stock units vested.
(4)	Consists of changes in the LIFO reserve.
(5)	Includes settlement costs accrued in 2011 for a class action matter.
(6)	Includes fees paid to debt holders, third party costs, early redemption premiums and the write off of old debt facility unamortized debt issuance costs. See Note 11—Debt for a further description of Company’s debt refinancing transactions.
(7)	Consists of charges resulting from lump-sum payment settlements to retirees and former employees participating in several Company sponsored pension plans.
(8)	Consists primarily of costs related to functionalization and significant process and systems redesign.
(9)	Other includes gains, losses or charges, including $3.5 million of 2013 direct and incremental costs related to the Merger Agreement, as specified under the Company’s debt agreements.

The following table presents the sales mix for the Company’s principal product categories for the last three fiscal years:

	2013	2012	2011
	(in thousands)
Meats and seafood	$7,684,396	$7,445,636	$6,851,675
Dry grocery products	4,275,669	4,214,890	3,939,459
Refrigerated and frozen grocery products	3,446,308	3,373,764	3,170,696
Dairy	2,332,346	2,221,986	2,135,695
Equipment, disposables and supplies	2,133,899	2,075,323	1,952,317
Beverage products	1,309,303	1,322,961	1,267,969
Produce	1,115,257	1,010,361	1,027,058

	$22,297,178	$21,664,921	$20,344,869

No single customer accounted for more than 4% of the Company’s consolidated net sales for 2013, 2012 or 2011. However, customers purchasing through one group purchasing organization accounted for approximately 12%, 11% and 11% of consolidated Net sales in 2013, 2012 or 2011, respectively.